Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF JUNE 8, 2025

AMONG

CONCENTRA BIOSCIENCES, LLC,

CONCENTRA MERGER SUB VI, INC.

AND

ELEVATION ONCOLOGY, INC.

(continued)

 iii

(continued)

 iv

(continued)

Page

Exhibits

EXHIBIT A	Offer Conditions

EXHIBIT B	Certificate of Incorporation of the Surviving Corporation

EXHIBIT C	Bylaws of the Surviving Corporation

EXHIBIT D	Form of Contingent Value Rights Agreement

EXHIBIT E	Form of Tender and Support Agreement

Schedules

Schedule I	[***]

Company Disclosure Letter

Parent Disclosure Letter+

 v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 8, 2025 (this “Agreement” and, such date, the “Agreement Date”), by and among Concentra Biosciences, LLC, a Delaware limited liability company (“Parent”), Concentra Merger Sub VI, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Elevation Oncology, Inc., a Delaware corporation (the “Company”).

WHEREAS, on the terms and subject to the conditions of this Agreement, Parent has agreed to cause Merger Sub to commence a cash tender offer (as it may be amended from time to time in accordance with the terms of this Agreement, the “Offer”) to purchase all the outstanding shares of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) for a price per share of the Company Common Stock of: (i) $0.36 in cash (the “Cash Amount”), payable subject to any applicable tax withholding and without interest; plus (ii) one contingent value right (a “CVR”) (such amount, or any different amount per share paid pursuant to the Offer to the extent permitted under this Agreement, being the “CVR Amount”), issuable subject to any applicable tax withholding and without interest, which shall represent the right to receive potential payments, in cash, subject to any applicable tax withholding and without interest, set forth in, and subject to and in accordance with the terms and conditions of, the CVR Agreement (the Cash Amount plus the CVR Amount, collectively being the “Offer Price”).

WHEREAS, on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, and pursuant to the Merger, each share of the Company Common Stock (other than the Excluded Shares) that is not validly tendered and irrevocably accepted for purchase pursuant to the Offer, except as provided in this Agreement, shall be converted in the Merger into the right to receive an amount equal to the Merger Consideration, net to the seller in cash and without interest;

WHEREAS, Parent, Merger Sub and the Company acknowledge and agree that the Merger shall be governed by and effected under Section 251(h) of the DGCL and, subject to the terms of this Agreement, effected as soon as practicable following the consummation (as defined in Section 251(h)(6) of the DGCL) of the Offer;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Tang Capital Partners, LP, a Delaware limited partnership (“Guarantor”) has duly executed and delivered to the Company a limited guaranty, dated as of the date of this Agreement, in favor of the Company (the “Guaranty”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, at or prior to the Offer Closing Time, the Company, the Representative thereunder and the Rights Agent will enter into a CVR agreement, substantially in the form attached hereto as Exhibit D (the “CVR Agreement”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain of the Company’s stockholders are entering into tender and support agreements with Parent and Merger Sub, substantially in the form attached hereto as Exhibit E (each, a “Support Agreement”) pursuant to which, among other things, such stockholders have agreed to tender their shares of Company Common Stock to Merger Sub in the Offer;

WHEREAS, the Company Board at a duly called meeting, has unanimously: (i) determined that the Offer, the Merger and the other transactions contemplated by this Agreement and the CVR Agreement (collectively, the “Transactions”) are fair to, and in the best interests of, the Company and the Company Stockholders; (ii) duly authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions; (iii) declared this Agreement and the Transactions advisable; and (iv) recommended that the Company Stockholders accept the Offer and tender their shares of the Company Common Stock in the Offer;

WHEREAS, the board of directors of each of Parent and Merger Sub has duly authorized and approved the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions, and the Board of Directors of Merger Sub has declared this Agreement and the Transactions advisable and recommended that Parent, as sole stockholder of Merger Sub, adopt this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

Article I
DEFINITIONS

Section 1.01     Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement may omit to contain a “standstill” or similar obligation to the extent that Parent has been, or is, concurrently with the entry by the Company into such confidentiality agreement, released from any “standstill” or other similar obligation in the Confidentiality Agreement.

“Acquisition Inquiry” means: (a) an expression of an intent to make a Company Takeover Proposal; or (b) a request for information or for a discussion for the apparent purpose of evaluating the making of a Company Takeover Proposal (other than an expression of intent or request for information or for a discussion made or submitted by Parent or any of its subsidiaries).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Authorizations” means any approvals, authorizations, certificates, registrations, licenses, exemptions, permits and consents of Governmental Entities.

“Black-Scholes Warrants” means those certain warrants to purchase Company Common Stock sold pursuant to the Common Stock Purchase Warrant Agreements, dated as of June 13, 2023, among the Company and the purchasers identified therein.

“Book-Entry Shares” means shares of the Company Common Stock not represented by certificates and held in the Direct Registration System.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by Law to close in New York, New York or Boston, Massachusetts.

“Closing Net Cash” means, without duplication, (i) the Company’s cash, cash equivalents and marketable securities as of the Cash Determination Time, determined in accordance with GAAP, applied on a basis consistent with the Company’s application thereof in the Company’s consolidated financial statements, minus (ii) Indebtedness of the Company and its subsidiaries as of the Cash Determination Time, minus (iii) the Transaction Expenses, minus (iv) the Estimated Costs Post-Merger Closing, minus (v) $400,000 for the CVR Expense Cap under the CVR Agreement, minus (vi) $4,851,000 for the contractual payout of outstanding Black-Scholes Warrants, (the “Black-Scholes Warrant Payout”) and for the avoidance of doubt, the Black-Scholes Warrant Payout shall not be considered in the determination of the amount of either Transaction Expenses or Indebtedness.

“Change in Control and Severance Agreement” means each Change in Control and Severance Agreement entered into by and between the Company and each employee party thereto.

“Change in Control Plan” means the Company’s Change in Control Plan, as adopted on August 8, 2021.

“CMC Activities” means any activity related to the manufacturing, management or disposition of the inventory related to raw materials, starting materials, intermediate materials, drug substance or drug product related to the Company Products, including maintenance and/or closeout of stability studies and storage.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means (i) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (ii) stock option plans, stock purchase plans, bonus or incentive plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements and arrangements not described in (i) above; and (iii) plans or arrangements providing compensation to employee and non-employee directors, in each case in which the Company or any subsidiary sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise covers any current or former employee, officer or director of the Company or any subsidiary (or their spouses, dependents or beneficiaries).

“Company Material Adverse Effect” means any change, event, condition, development, circumstance, state of facts, effect or occurrence that has a material adverse effect on: (i) the business, financial condition, assets, properties or results of operations of the Company; or (ii) the ability of the Company to consummate the Transactions; provided that, for purposes of clause (i), none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: any change, event, condition, development, circumstance, state of facts, effect or occurrence to the extent resulting from or arising out of (A) general conditions (or changes therein) in the industries in which the Company operates, (B) general economic or regulatory, legislative or political conditions (or changes therein), including any actual or potential stoppage, shutdown, default or similar event or occurrence affecting a national or federal government, or securities, credit, banking, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets or equity price levels or trading volumes), in each case, in the U.S., the European Union or elsewhere in the world, (C) any change in applicable Law or GAAP after the date hereof, (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts or threats of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any of the foregoing, (E) any epidemic, pandemic, disease outbreak or other public health-related event (or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Officials (or any actions or omissions which are taken in compliance with applicable Law or any directive, guideline or recommendation of any Governmental Officials, in each case in connection with any of the foregoing)), hurricane, tornado, flood, fire, volcano, earthquake or other natural or man-made disaster or any other national or international calamity, crisis or disaster, (F) the failure, in and of itself, of the Company to meet any internal or external forward-looking projections, forecasts, estimates or predictions in respect of any financial or operating metrics before, on or after the Agreement Date, or changes in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the announcement, pendency or performance of any of the Transactions, including the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Affiliates, any stockholder Proceeding (direct or derivative) in respect of this Agreement or any of the Transactions and any loss of or change in relationship, contractual or otherwise, with any Governmental Entity, supplier, vendor, service provider, collaboration partner, licensor, licensee, landlord or any other party having business dealings with the Company (including the exercise, or prospective exercise, by any party of any rights that arise upon a change of control), or departure of any employees or officers, of the Company (provided that this clause (G) shall not apply to the representations and warranties set forth in Section 4.05 or the condition set forth in clause (ii) of Exhibit A to the extent relating to such representations and warranties), (H) the Company’s compliance with the covenants contained in this Agreement, or (I) any action taken by the Company at Parent’s express written request or with Parent’s express written consent, except in the case of clause (A), (B), (C), (D) or (E), to the extent that the Company is disproportionately affected thereby as compared with other participants in the industries in which the Company operates (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Warrants” means: (a) the Black-Scholes Warrants; and (b) the K2 Warrants.

“Company Products” means: (i) the Company’s product candidate known as EO-3021 (also known as SYSA1801 or CPO102), a Claudin 18.2 antibody-drug conjugate (ADC); and (ii) the Company’s product candidate known as EO-1022, a HER3 ADC.

“Company Restricted Stock Units” means restricted stock units granted pursuant to a Company Stock Plan or otherwise, with each such unit representing a contingent right to receive one share of Company Common Stock upon vesting.

“Company Stock Option” means any option to purchase the Company Common Stock granted under a Company Stock Plan or otherwise.

“Company Stock Plans” means the Company’s 2019 Equity Incentive Plan, the Company’s 2021 Equity Incentive Plan and all non-plan inducement awards.

“Company Stockholders” means the holders of shares of outstanding Company Common Stock.

“Company Takeover Proposal” means any inquiry, proposal or offer from any Person or group (other than Parent and its subsidiaries) relating to: (i) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (A) 20% or more (based on the fair market value thereof, as determined by the Company Board of the assets of the Company or (B) 20% or more of the aggregate voting power of the capital stock of the Company; (ii) any tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company in each case that, if consummated, would result in any Person or group (or the stockholders of any Person) beneficially owning, directly or indirectly, 20% or more of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the Transactions; or (iii) any combination of the foregoing.

“Consent” means any consent, approval, license, permit, order or authorization.

“Contract” means, with respect to any Person, any legally binding contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument to which such Person or its subsidiaries is a party or by which any of their respective properties or assets is bound.

“Data Privacy and Security Requirements” means, Privacy Laws, and to the extent regarding privacy, data protection and/or the security of Personal Information processed by the Company: (i) the Company’s published, public-facing policies (including privacy policies); (ii) generally accepted standards that are applicable to the processing of Personal Information by the Company and binding on the Company; and (iii) the Company’s obligations under any Contracts to which it is a party.

“Direct Registration System” means the service that provides for electronic direct registration of securities in a record holder’s name on the Company’s transfer books and allows shares to be transferred between record holders electronically.

“Environmental Law” means any Law, Judgment, consent, approval, order or Authorization, permit or other legal requirement of any Governmental Entity, including controlling common law, relating to: (i) the protection, investigation, remediation or restoration of the environment, human health and safety, or natural resources; or (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to the Company, any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 414 of the Code or Section 4001(b)(1) of ERISA or that is a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

“Estimated Costs Post-Merger Closing” means all costs that the Surviving Corporation would incur post-Merger Closing, including costs associated with: (i) CMC Activities; (ii) clinical activities; (iii) remaining lease-related obligations (including rent, common area maintenance, property taxes and insurance); and (iv) the amount set forth in Schedule I for any legal Proceedings and settlements.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Excluded Shares” means the Company Common Stock to be cancelled pursuant to Section 3.08(b)(i) and Section 3.08(b)(ii).

“FDA” means the U.S. Food and Drug Administration.

“FDCA” means the Federal Food, Drug, and Cosmetic Act, as amended, and all regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the U.S.

“Governmental Entity” means any supranational, national, federal, state, municipal, provincial, local or other government, domestic or foreign, or any court, administrative agency or commission or other governmental authority or instrumentality exercising legislative, judicial, regulatory or administrative functions of or pertaining to supranational, national, federal, state, municipal, provincial or local government, including any department, commission, board, agency, bureau, subdivision, instrumentality or other regulatory, administrative, judicial or arbitral authority, whether domestic or foreign, and in each case, of competent jurisdiction.

“Governmental Official” means any official or employee of any government, or any department, agency, or instrumentality thereof, any political party or official thereof, any candidate for political office, any official or employee of any public international organization, or any person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality, party, or public international organization.

“Hazardous Substance” means any pollutant, contaminant, hazardous substance, hazardous material, hazardous waste or petroleum products, and any other chemical waste, substance or material listed in or regulated or identified in or giving rise to liability or standards of conduct pursuant to any Environmental Law.

“Health Laws” means any Law applicable to the Company regulating the research, development, manufacturing or distribution of medicines or pharmaceutical products, provided that Health Laws will not include Privacy Laws.

“HIPAA” means the applicable provisions of the Health Information Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009.

“Indebtedness” means, with respect to the Company or its subsidiaries, and without duplication (including without duplication of any amounts included in Transaction Expenses): (i) all obligations for borrowed money, or with respect to unearned advances of any kind to the Company or its subsidiaries; (ii) all obligations evidenced by bonds, debentures, notes or similar instruments; (iii) all obligations under any short-term or long-term Contracts to which the Company or any of its subsidiaries is a party, including any installment sale contracts, and all liabilities accrued or incurred by or on behalf of the Company or any of its subsidiaries; (iv) all guarantees and arrangements having the economic effect of a guarantee of the Company or its subsidiaries of any Indebtedness of any other Person; (v) any deferred purchase price obligations for assets, property, securities, business or services, including seller notes, holdback or similar payments (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligation; (vi) all obligations under any interest rate swap, forward contract, currency or other hedging arrangement, derivative or similar transaction; (vii) any accrued but unpaid federal, state or franchise Taxes; (viii) any unfunded benefit liability with respect to any retirement or deferred compensation plan, program, agreement or arrangement; and (ix) any accrued and unused vacation, paid time off or similar leave, and any accrued and unpaid severance obligations, or bonuses or commissions and any other bonuses or commissions that relate to the period prior to the Offer Closing Time, irrespective of whether accrued, and in each case, the employer portion of any Taxes related thereto.

“Intellectual Property” means all rights, title and interest in intellectual property, whether protected, created or arising under the Laws of the U.S. or any other jurisdiction, including: (i) all patents, patent applications, provisional patent applications and similar instruments (including any and all substitutions, divisions, continuations, continuations-in-part, reissues, renewals and extensions, and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor)) (collectively, “Patents”); (ii) all domestic and foreign copyrights, copyright registrations, copyright applications, original works of authorship fixed in any tangible medium of expression to the extent protectable by applicable copyright Law, including literary works, all forms and types of computer software, pictorial and graphic works that are so protectable (collectively, “Copyrights”); (iii) all trademarks, service marks, trade names, business marks, service names, brand names, trade dress rights, logos, corporate names, trade styles and other source or business identifiers and other general intangibles of a like nature to the extent protectable by applicable trademark law, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Trademarks”); (iv) all Internet domain names; (v) all trade secrets, technology, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data, in each case, which are not available in the public domain and have actual or potential commercial value that is derived, in whole or in part, from such non-availability (collectively, “Trade Secrets”); and (vi) all other intellectual property rights throughout the world.

“Intervening Event” means an event, change, effect, development, condition or occurrence material to the Company that was not known or reasonably foreseeable by the Company Board as of the Agreement Date (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable); provided that in no event shall any of the following constitute or contribute to an Intervening Event: (i) changes in the financial or securities markets or general economic or political conditions in the U.S.; (ii) changes (including changes in applicable Law) or conditions generally affecting the industry in which the Company operates; (iii) the announcement or pendency of this Agreement or the Transactions; (iv) changes in the market price or trading volume of the Company Common Stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event); (v) the Company’s meeting or exceeding any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event); (vi) any facts relating to Parent or its Affiliates; or (vii) the receipt, existence or terms of any Company Takeover Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to a Company Takeover Proposal, or the consequences of any of the foregoing.

“In-the-Money Option” means each Company Stock Option that has a per share exercise price that is less than the Cash Amount.

“IRS” means the U.S. Internal Revenue Service.

“Judgment” means a judgment, order, injunction or decree of any Governmental Entity.

“K2 Warrants” means those certain warrants to purchase Company Common Stock issued on July 27, 2022 and March 1, 2024 to K2 HealthVentures Equity Trust LLC.

“knowledge” means: (a) in the case of the Company, the actual knowledge, as of the Agreement Date, of the individuals listed in Section 1.01(a) of the Company Disclosure Letter; and (b) in the case of Parent and Merger Sub, the actual knowledge, as of the Agreement Date, of the individuals listed in Section 1.01(a) of the Parent Disclosure Letter, in each case, following reasonable inquiry of such individual’s direct reports who are current employees as of the Agreement Date.

“Law” means any statute, law, ordinance, regulation, rule, act, code, order, constitution, treaty, common law, judgment, decree, award, writ, ruling, injunction, other requirement or rule of law of any Governmental Entity.

“Liens” means pledges, licenses, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever.

“made available” means (unless otherwise specified), with respect to a particular document, item or other piece of information, inclusion and availability in the virtual data room hosted on ShareVault by the Company or, solely with respect to the EO-3021 information, Microsoft Teams, in connection with the Transactions on or prior to 5:00 p.m. Pacific Time, on the day prior to the Agreement Date and continuously through the Agreement Date.

“Nasdaq” means The Nasdaq Capital Market.

“Out-of-the-Money Option” means each Company Stock Option that has a per share exercise price that is equal to or greater than the Cash Amount.

“Parent Material Adverse Effect” means any change, effect, event or occurrence that prevents Parent or Merger Sub from consummating the Offer, the Merger and the other Transactions on or before the Outside Date.

“Permitted Lien” means: (i) a defect or irregularity in title; (ii) an easement or right-of-way; (iii) a Lien for Taxes not yet due and payable or being contested in good faith through appropriate Proceedings and for which adequate reserves have been maintained in accordance with GAAP; (iv) non-exclusive licenses to Intellectual Property granted in the ordinary course of business; and/or (v) other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company.

“Person” means any individual, firm, corporation, partnership, company, limited liability company, estate, trust, joint venture, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Information” means any information concerning an identified or identifiable individual, including any such information that constitutes “protected health information” under HIPAA.

“Privacy Laws” means all Laws governing privacy, security or data protection that are applicable to the processing of Personal Information by or for the Company, including as applicable, HIPAA.

“Proceeding” means any private, governmental, or administrative claim, counterclaim, proceeding, suit, arbitration, hearing, litigation, action, charge, complaint or audit, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.

“Regulatory Authority” means any national or supranational Governmental Entity, including the FDA, with responsibility for granting any licenses, clearances, authorizations, certifications, permits, registrations or approvals with respect to the Company Products.

“Regulatory Authorizations” means any approvals, clearances, authorizations, registrations, certifications, licenses and permits granted by any Regulatory Authority.

“Representative” of any Person means such Person’s officers, directors, employees, investment bankers, attorneys, other advisors or other representatives acting in the scope of his, her or its service to such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Superior Company Proposal” means any written bona fide Company Takeover Proposal received after the Agreement Date and that if consummated would result in a Person or group (or the stockholders of any Person) owning, directly or indirectly: (i) 50% or more of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity; or (ii) 50% or more (based on the fair market value thereof, as determined in good faith by the Company Board of the consolidated assets of the Company on terms and conditions which the Company Board determines, in good faith, after consultation with outside counsel and its independent financial advisor, (A) would reasonably be expected to be more favorable from a financial point of view to the Company Stockholders than the Transactions, taking into account all the terms and conditions (including all financial, regulatory, financing, conditionality, legal and other terms and conditions) of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent pursuant to Section 6.02(b)); and (B) is reasonably likely to be completed.

“Tax Authority” means any Governmental Entity responsible for the imposition, collection or administration of any Tax.

“Tax Return” means all Tax returns, declarations, statements, reports, claims for refund, disclosures, elections, estimates, schedules, forms and information returns relating to Taxes, and any attachment thereto or amendment thereof, filed or required to be filed with any Tax Authority.

“Taxes” means any and all federal, state, provincial, local, foreign and other taxes, customs, tariffs, imposts, levies, duties, imposts, fees or other like assessments or charges imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts, including, without limitation: (i) taxes imposed on, or measured by, income, franchise, profits or gross receipts; and (ii) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, escheat, transfer and gains taxes, and customs duties.

“Transaction Expenses” means, without duplication, all fees and expenses incurred or payable by the Company and the Company’s subsidiaries and up to an aggregate of $300,000 in reasonable and documented fees and expenses incurred or payable by Parent or Merger Sub (including any such fees or expenses that the respective party is legally obligated to pay or reimburse) at or prior to the Effective Time in connection with the transactions contemplated by this Agreement and the CVR Agreement, including: (i) any fees and expenses of legal counsel, accountants, financial advisors, investment bankers, brokers, consultants, paying agents, depository agents and other advisors; (ii) fees paid to the SEC in connection with filing the Offer Documents and the Schedule 14D-9, and any amendments and supplements thereto, with the SEC; (iii) any fees and expenses in connection with the printing, mailing and distribution of the Offer Documents the Schedule 14D-9 and any amendments and supplements thereto; (iv) any fees, expenses and premiums incurred in connection with the D&O Tail Policies; and (v)any “single-trigger” (or “double trigger,” to the extent payable pursuant to Company Benefit Plans as in effect on the Agreement Date), bonus, severance, change-in-control payments or similar payment obligations that become due or payable to any director, officer, employee or consultant of the Company upon, and solely as a result of, the consummation of the transactions contemplated by this Agreement and the CVR Agreement, including the employer portion of any payroll Taxes associated therewith (provided, that Transaction Expenses shall not include any amounts (A) payable as a result of any arrangements implemented or actions taken (other than pursuant to any Company Benefit Plan as in effect on the Agreement Date) by the Parent or the Surviving Corporation after the Effective Time, (B) discharged by the Company prior to the Merger Closing), (C) payable with respect to any In-the-Money Option or Company Restricted Stock Unit, or (D) payable as excise tax under Section 4501 of the Code.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Willful Breach” means a material breach, or a material failure to perform, any covenant, representation, warranty, or agreement set forth in this Agreement, in each case, that is the consequence of an intentional or willful act or omission by a party hereto with the knowledge that the taking of such act or failure to take such act would result in, constitute or cause a material breach or material failure to perform this Agreement.

Each of the following terms is defined in the Section set forth opposite such term:

Accounting Firm	Section 2.01(d)(vi)
Adverse Recommendation Change	Section 6.02(b)
Agreement	Preamble
Agreement Date	Preamble
Appraisal Shares	Section 3.08(d)
Bankruptcy, Equity and Indemnity Exception	Section 4.04(a)
Cash Amount	Recitals
Cash Determination Time	Section 2.01(d)(ii)
Certificate of Merger	Section 3.03
Certificates	Section 3.09(b)
Closing Net Cash Calculation	Section 2.01(d)(ii)
Closing Net Cash Schedule	Section 2.01(d)(ii)
Company	Preamble
Company Balance Sheet	Section 4.06(d)
Company Board	Recitals
Company Board Recommendation	Section 4.04(b)
Company Bylaws	Section 4.01
Company Charter	Section 4.01
Company Common Stock	Recitals

Company Disclosure Letter	Article IV
Company ESPP	Section 3.10(c)
Company Notice	Section 6.02(b)
Company Preferred Stock	Recitals
Company SEC Documents	Section 4.06(a)
Company Stock Option Cash Consideration	Section 3.10(a)
Company Restricted Stock Unit Cash Consideration	Section 3.10(b)
Company Takeover Proposal	Section 9.03(a)
Company Termination Fee	Section 9.03(a)
Confidentiality Agreement	Section 7.01
CVR	Recitals
CVR Agreement	Recitals
CVR Amount	Recitals
D&O Tail Policies	Section 7.03(c)
DGCL	Recitals
Dispute Notice	Section 2.01(d)(iii)
Effective Time	Section 3.03
Enforcement Costs	Section 9.02
Existing D&O Policies	Section 7.03(c)
Expense Reimbursement Payment	Section 9.03(b)
Expiration Date	Section 2.01(a)
Filed Company SEC Documents	Article IV
Guarantor	Recitals
Guaranty	Recitals
Health Care Submissions	Section 4.14(a)
Indemnified Party	Section 7.03(a)
Initial Expiration Date	Section 2.01(a)
Intervening Event Adverse Recommendation Change	Section 6.02(b)
Legal Restraints	Section 8.01(a)
Material Contract	Section 4.10(a)
Maximum Amount	Section 7.03(c)
Measurement Date	Section 4.02(a)
Merger	Recitals
Merger Closing	Section 3.02
Merger Closing Date	Section 3.02
Merger Consideration	Section 3.08(c)
Merger Sub	Preamble
Minimum Tender Condition	Exhibit A
Offer	Recitals
Offer Closing Time	Section 2.01(a)
Offer Conditions	Section 2.01(a)
Offer Documents	Section 2.01(b)
Offer Price	Recitals

Outside Date	Section 9.01(b)(i)
Parent	Preamble
Parent Disclosure Letter	Article V
Paying Agent	Section 3.09(a)
Payment Fund	Section 3.09(a)
Pre-Closing Period	Section 6.01
Qualifying Company Takeover Proposal	Section 6.02(a)
Response Time	Section 2.01(d)(iii)
Restricted Stock Unit Cash Consideration	Section 3.10(b)
Rights Agent	Section 3.11
Schedule 14D-9	Section 2.02(a)
Section 262	Section 3.08(d)
Securities Act	Section 4.06(b)
Stockholder List Date	Section 2.02(b)
Support Agreement	Recitals
Surviving Corporation	Section 3.01
Takeover Law	Section 4.21
Termination Condition	Exhibit A
Transactions	Recitals
Transfer Taxes	Section 7.06
Voting Company Debt	Section 4.02(c)

Section 1.02     Interpretation and Rules of Construction. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter and the Parent Disclosure Letter. All Exhibits annexed to this Agreement or referred to in this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full in this Agreement. Any terms used in the Company Disclosure Letter, the Parent Disclosure Letter, any Exhibit or any certificate or other document made or delivered pursuant to this Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall.” The words “include,” “includes” and “including” shall be deemed, in each case, to be followed by the phrase “without limitation.” The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “dollars” or “$” shall refer to the lawful currency of the U.S. Unless the context requires otherwise: (i) any definition of or reference to any Contract, instrument or other document or any Law in this Agreement shall be construed as referring to such Contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, including comparable successor law and references to all attachments thereto and instruments incorporated therein, but only to the extent, in the case of any amendment, supplement or other modification to any Contract, instrument or other document listed in the Company Disclosure Letter or the Parent Disclosure Letter, that such amendment, supplement or other modification has been made available to the other party and is also listed on the appropriate section of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable; (ii) any reference in this Agreement to any Person shall be construed to include such Person’s successors and permitted assigns; (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (iv) all references in this Agreement to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Agreement, unless otherwise indicated; (v) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection; and (vi) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party hereto drafting or causing any instrument to be drafted. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement. Unless indicated otherwise, (A) any action required to be taken by or on a day or business day may be taken until 11:59 p.m. Eastern Time on such day or business day, (B) all references to “days” shall be to calendar days unless otherwise indicated as a “Business Day” and (C) all days, business days, times and time periods contemplated by this Agreement will be determined by reference to Eastern Time. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the fourth decimal place, except in respect of payments, which shall be rounded down to the nearest whole U.S. cent.

Article II
THE OFFER

Section 2.01     The Offer.

(a)           Commencement and Term of the Offer. Provided that this Agreement shall not have been terminated in accordance with Section 9.01, subject to the terms and conditions of this Agreement, as promptly as practicable (but in no event later than ten (10) Business Days after the Agreement Date), Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of the applicable rules and regulations of the SEC) the Offer at the Offer Price. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, irrevocably accept for payment, and pay for, any shares of the Company Common Stock tendered pursuant to the Offer shall be subject only to the satisfaction or waiver of the conditions set forth on Exhibit A (the “Offer Conditions”). The initial expiration date of the Offer shall be at the time that is one minute following 11:59 p.m. Eastern Time, on the date that is twenty (20) Business Days (determined using Rule 14d-1(g)(3) of the Exchange Act) after the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act) (the “Initial Expiration Date”, and such date, or such subsequent date to which the Initial Expiration Date of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Merger Sub expressly reserves the right to waive, in its sole discretion, in whole or in part, any Offer Condition or modify the terms of the Offer in any manner not inconsistent with this Agreement, except that the Minimum Tender Condition shall not be waived, and, without the prior written consent of the Company, Merger Sub shall not, and Parent shall not permit Merger Sub to, (i) reduce the number of shares of the Company Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) waive, amend or modify the Termination Condition or the Minimum Tender Condition, (iv) add to the Offer Conditions or impose any other conditions on the Offer or amend, modify or supplement any Offer Condition in any manner adverse to the holders of the Company Common Stock, or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Offer of the Merger, (v) except as otherwise provided in this Section 2.01, terminate the Offer, or extend or otherwise amend or modify the Expiration Date, (vi) change the form or terms of consideration payable in the Offer, (vii) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to the holders of the Company Common Stock or (viii) provide any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act. Notwithstanding the foregoing or anything to the contrary in this Agreement, unless this Agreement has been validly terminated in accordance with Section 9.01, (A) Merger Sub may elect to (and if so requested by the Company, Merger Sub shall, and Parent shall cause Merger Sub to), extend the Offer for one or more consecutive increments of such duration as requested by the Company (or if not so requested by the Company, as determined by Parent), but not more than 10 Business Days each (or for such longer period as may be agreed to by Parent and the Company), if (I) at the scheduled Expiration Date, any of the Offer Conditions (including the Minimum Tender Condition) shall not have been satisfied or waived (if permitted hereunder), until such time as such conditions shall have been satisfied or waived (if permitted hereunder), or (II) at the scheduled Expiration Date, Section 2.01(d)(v) applies as to the determination of the Closing Net Cash and the resolution of the matters described in Section 2.01(d)(vi) has not been finalized, and (B) Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer for the minimum period required by any rule, regulation or interpretation or position of the SEC or the staff thereof or Nasdaq, in each case that are applicable to the Offer; provided that Merger Sub shall not, and shall not be required to, extend the Offer beyond the Outside Date and, in the case of the Minimum Tender Condition being the only condition not satisfied under clause (I) of the foregoing (other than conditions that by their nature are only satisfied as of the Offer Closing Time), Parent shall not be required to cause Merger Sub to extend the Offer to a date later than the Outside Date.

On the terms and subject only to the conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to: (i) irrevocably accept for payment all shares of the Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer that Merger Sub becomes obligated to purchase pursuant to the Offer as promptly as practicable after the Expiration Date and, in any event, prior to 9:30 a.m. Eastern Time on the Business Day following the Expiration Date; and (ii) deposit, or cause to be deposited, with the Paying Agent the aggregate Offer Price as soon as practicable after the Expiration Date. The time at which Merger Sub first irrevocably accepts for purchase the shares of the Company Common Stock tendered in the Offer is referred to as the “Offer Closing Time.” The Offer may not be terminated or withdrawn prior to the Expiration Date (as such Expiration Date may be extended and re-extended in accordance with this Section 2.01(a)), unless this Agreement is validly terminated in accordance with Section 9.01. If this Agreement is validly terminated in accordance with Section 9.01, Merger Sub shall promptly and irrevocably terminate the Offer and return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered shares of the Company Common Stock to the registered holders thereof. Nothing contained in this Section 2.01(a) shall affect any termination rights set forth in Section 9.01.

Parent shall use commercially reasonable efforts, upon the reasonable request of the Company, to advise the Company on a daily basis on each of the last seven (7) Business Days prior to the then-scheduled Expiration Date as to the number of shares of the Company Common Stock that have been validly tendered and not properly withdrawn in accordance with the terms of the Offer.

(b)           Schedule TO; Offer Documents. As promptly as reasonably practicable on the date of commencement of the Offer, Parent and Merger Sub shall: (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall include an offer to purchase and a related letter of transmittal and summary advertisement containing the terms set forth in this Agreement and Exhibit A (such Schedule TO, as amended from time to time, and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”); and (ii) disseminate the Offer Documents to the holders of the Company Common Stock as and to the extent required by applicable Law. The Company shall furnish to Parent and Merger Sub all information concerning the Company required by applicable Law to be set forth in the Offer Documents. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and to correct any material omissions therefrom, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of the Company Common Stock, in each case, as and to the extent required by applicable Law. Parent and Merger Sub shall promptly provide the Company and its counsel with copies of any written comments, and shall inform the Company and its counsel of any oral comments, that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments. Except from and after an Adverse Recommendation Change, prior to the filing of the Offer Documents (including any amendment or supplement thereto) with the SEC or the dissemination thereof to the holders of the Company Common Stock, or responding to any comments of the SEC or its staff with respect to the Offer Documents, Parent and Merger Sub shall (A) provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable) and (B) give reasonable and good faith consideration to any comments made by the Company or its counsel. Parent and Merger Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents. In addition, Parent and Merger Sub shall cause the Offer Documents (i) to comply in all material respects with the Exchange Act and other applicable laws and (ii) to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents.

(c)           Funding the Offer. Subject to Section 5.10, Parent shall be entitled to use or cause to be used some or all of the Closing Net Cash in order to pay the Cash Amount with respect to each and any shares of the Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer. Parent will notify the Company five (5) Business Days before the Merger Closing how much of the Closing Net Cash (if any) will be used to pay the Cash Amount.

(d)           Adjustments; Determination of Closing Net Cash.

(i)            If, between the Agreement Date and the Offer Closing Time, the outstanding shares of the Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately adjusted and such adjustment to the Offer Price shall provide to the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action.

(ii)           Except as otherwise contemplated in this Section 2.01(d), on the eighth (8th) Business Day before each then-scheduled expiration of the Offer (including as extended pursuant to Section 2.01(a)), the Company shall deliver to Parent a schedule (the “Closing Net Cash Schedule”) setting forth, in reasonable detail and in a manner consistent with Schedule I hereto (attached for illustrative purposes only), the Company’s good faith, estimated calculation of Closing Net Cash (the “Closing Net Cash Calculation”) as of immediately prior to the Offer Closing Time (the “Cash Determination Time”) based on such scheduled expiration of the Offer. The Company shall make available to Parent, as reasonably requested by Parent, the work papers (subject to execution of customary work paper access letters if requested by the auditor of the Company) and back-up materials used or any other relevant information useful in preparing the Closing Net Cash Schedule, including any close-out memos or other forms of written affirmation received from vendors that either no more money is due or an amount of money is due that is reflected on the Closing Net Cash Schedule. If reasonably requested by Parent, access to the Company’s accountants and counsel at reasonable times and upon reasonable notice will be provided by Company in order to permit Parent to review the Closing Net Cash Calculation.

(iii)          Parent shall have the right to dispute any part of the Closing Net Cash Calculation by delivering a written notice (for which email will suffice) (a “Dispute Notice”) to that effect to the Company on or prior to 11:59 p.m. Eastern Time, on the fourth (4th) Business Day following Parent’s receipt of the Closing Net Cash Schedule (the “Response Time”), which Dispute Notice shall identify in reasonable detail the nature and amounts of any proposed revisions to the proposed Closing Net Cash Calculation and shall be accompanied by a reasonably detailed explanation for the basis for such revisions.

(iv)          If, on or prior to the Response Time, Parent notifies the Company in writing that it has no objections to the Closing Net Cash Calculation or if Parent fails to deliver a Dispute Notice as provided in Section 2.01(d)(iii) prior to the Response Time, then the Closing Net Cash Calculation as set forth in the Closing Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and shall represent the Closing Net Cash at the Cash Determination Time for purposes of this Agreement.

(v)           If Parent delivers a Dispute Notice on or prior to the Response Time, then Representatives of the Company and Parent shall promptly (and in no event later than one (1) Business Day thereafter) meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of the Closing Net Cash, which agreed upon Closing Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and shall represent the Closing Net Cash at the Cash Determination Time for purposes of this Agreement.

(vi)          If Representatives of the Company and Parent are unable to negotiate an agreed-upon determination of Closing Net Cash as of the Cash Determination Time pursuant to Section 2.01(d)(v) within two (2) Business Days after delivery of the Dispute Notice (or such other period as the Company and Parent may mutually agree upon), then any remaining disagreements as to the calculation of Closing Net Cash shall be referred to for resolution to an impartial nationally or regionally recognized firm of independent certified public accountants other than the Company’s accountants or Parent’s accountants (the “Accounting Firm”). The Company and Parent shall promptly deliver to the Accounting Firm the work papers (subject to execution of customary work paper access letters if requested by the auditor of the Company) and back-up materials used in preparing the Closing Net Cash Schedule and the Dispute Notice, and the Company and Parent shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within three (3) Business Days of accepting its selection. The Company and Parent shall be afforded the opportunity to present to the Accounting Firm any materials related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided that no such presentation or discussion shall occur without the presence of a Representative of each of the Company and Parent. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Closing Net Cash made by the Accounting Firm shall be made in writing delivered to each of the Company and Parent, shall be final and binding on the Company and Parent and shall (absent manifest error) be deemed to have been finally determined for purposes of this Agreement and to represent the Closing Net Cash at the Cash Determination Time for purposes of this Agreement. Parent shall cause Merger Sub to extend the Expiration Date until the resolution of the matters described in this Section 2.01(d)(vi); provided, that Merger Sub shall not, and shall not be required to, extend the Offer beyond the Outside Date. The fees and expenses of the Accounting Firm shall be allocated between the Company and Parent in the same proportion that the disputed amount of the Closing Net Cash that was unsuccessfully disputed by such party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Closing Net Cash amount and such fees and expenses shall be included in the calculation of Transaction Expenses, subject to the cap set forth therein with respect to such fees and expenses allocated to Parent. If this Section 2.01(d)(vi) applies as to the determination of the Closing Net Cash at the Cash Determination Time with respect to a scheduled expiration of the Offer, upon resolution of the matter in accordance with this Section 2.01(d)(vi), the parties shall not be required to determine Closing Net Cash again (solely with respect to such applicable scheduled expiration of the Offer) even though such applicable expiration of the Offer may occur later.

Section 2.02     Company Actions.

(a)           Schedule 14D-9. On the date the Offer Documents are filed with the SEC, or as promptly thereafter as practicable (but in no event later than the first (1st) Business Day following the date on which the Offer Documents are filed), the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer, (such Schedule 14D-9, as amended from time to time, together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”), including a description of the Company Board Recommendation (subject to Section 6.02) and shall disseminate the Schedule 14D-9 to the holders of the Company Common Stock, as and to the extent required by applicable U.S. federal securities Law. The Schedule 14D-9 shall also contain and constitute the notice of appraisal rights required to be delivered by the Company under Section 262(d)(2) of the DGCL at the time the Company first files the Schedule 14D-9 with the SEC and the fairness opinion delivered by Redwood Valuation Partners. The Company shall set the record date for the holders of Company Common Stock to receive such notice of appraisal rights as the same date as the Stockholder List Date and shall disseminate the Schedule 14D-9 including such notice of appraisal rights to such holders to the extent required by section 262(d) of the DGCL. Parent and Merger Sub shall furnish to the Company all information concerning Parent and Merger Sub required by applicable Law to be set forth in the Schedule 14D-9. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and to correct any material omissions therefrom, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of the Company Common Stock, in each case, as and to the extent required by applicable Law. Except from and after an Adverse Recommendation Change or in connection with any disclosures made in compliance with Section 6.02, Company shall provide Parent and its counsel with copies of any written comments, and shall inform Parent and its counsel of any oral comments, that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments. Except from and after an Adverse Recommendation Change or in connection with any disclosures made in compliance with Section 6.02, prior to the filing of the Schedule 14D-9 (including any amendment or supplement thereto) with the SEC or the dissemination thereof to the holders of the Company Common Stock, or responding to any comments of the SEC or its staff with respect to the Schedule 14D-9, the Company shall: (x) provide Parent and its counsel a reasonable opportunity to review and comment on such Schedule 14D-9 or response (it being understood that Parent and its counsel shall provide any comments thereon as soon as reasonably practicable); and (y) give reasonable and good faith consideration to any comments made by Parent or its counsel. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9. The Company hereby approves of and consents to the Offer, the Merger and the Transactions and the inclusion in the Offer Documents of a description of the Company Board Recommendation (except to the extent that the Company Board shall have withdrawn or modified the Company Board Recommendation, respectively, in accordance with Section 6.02(b)). In addition, the Company shall cause the Schedule 14D-9: (i) to comply in all material respects with the Exchange Act and other applicable laws; and (ii) to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9.

(b)           Stockholder Information. In connection with the Offer, the Company shall cause its transfer agent to promptly furnish Parent or Merger Sub with mailing labels containing the names and addresses of the record holders of shares of the Company Common Stock as of the most recent practicable date preceding the date on which the Offer is commenced and of those Persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings, computer files and all other information in the Company’s possession or control regarding the beneficial owners of shares of the Company Common Stock, and shall furnish to Parent or Merger Sub such information and reasonable assistance (including updated lists of stockholders, security position listings and computer files) as Parent or Merger Sub may reasonably request in communicating the Offer and disseminating the Offer Documents to the Company Stockholders. The date of the list of stockholders used to determine the persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated is referred to as the “Stockholder List Date.” Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Merger Sub shall hold in confidence, in accordance with the Confidentiality Agreement, the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company or destroy (and shall direct their agents to deliver to the Company or destroy) all copies of such information (and certify in writing to the Company such destruction, if applicable).

(c)           Share Registry. The Company shall register (and shall instruct its transfer agent to register) the transfer of shares of the Company Common Stock irrevocably accepted for payment by Merger Sub effective immediately after the Offer Closing Time.

Article III
THE MERGER

Section 3.01     The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL (including Section 251(h) of the DGCL), Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

Section 3.02     Merger Closing. The closing of the Merger (the “Merger Closing”) shall take place remotely via the electronic exchange of documents and signature pages at a date and time to be specified by Parent and the Company, which date shall be within one (1) Business Day of the Offer Closing Time, subject to the satisfaction or (to the extent permitted by Law) waiver by the party or parties hereto entitled to the benefits thereof of the conditions set forth in Article VIII, other than those conditions that by their nature are to be satisfied at the Merger Closing, unless another date, time or place is mutually agreed to in writing by Parent and the Company. The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date.”

Section 3.03     Effective Time. Prior to the Merger Closing, Parent and the Company shall prepare, and on the Merger Closing Date, the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 3.04     Merger Without Meeting of Stockholders. The Merger shall be governed by and effected under Section 251(h) of the DGCL, without a vote on the adoption of this Agreement by the holders of shares of the Company Common Stock. The parties hereto agree to take all necessary and appropriate action to cause the Merger to become, and that the Merger shall become, effective as soon as practicable following the consummation (within the meaning of Section 251(h) of the DGCL) of the Offer, without a vote of stockholders of the Company in accordance with Section 251(h) of the DGCL.

Section 3.05     Effects of Merger. The Merger shall have the effects provided in this Agreement and as set forth in the DGCL.

Section 3.06     Certificate of Incorporation and Bylaws.

(a)           Immediately following the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be in the form attached as Exhibit B and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or permitted by applicable Law (including the DGCL), subject to Section 7.03.

(b)           Immediately following the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated in its entirety to be in the form attached as Exhibit C and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or permitted by applicable Law (including the DGCL), subject to Section 7.03.

Section 3.07     Directors and Officers.

(a)           The directors of Merger Sub immediately prior to the Effective Time shall be appointed as the directors of the Surviving Corporation immediately following the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Each director of the Company immediately prior to the Effective Time shall execute and deliver a letter effectuating his or her resignation as a member of the Company Board.

(b)           The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. The officers of the Company shall, immediately prior to the Effective Time, execute and deliver a letter effectuating his or her resignation as an officer of the Company.

Section 3.08     Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Company Common Stock or any shares of capital stock of Merger Sub:

(a)           Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b)           Cancelation of Treasury Stock and Certain Other Stock. Each share of Company Common Stock that: (i) is owned by the Company immediately prior to the Effective Time; (ii) was owned by Parent, Merger Sub or any other subsidiary of Parent at the commencement of the Offer and is owned by Parent, Merger Sub or any other subsidiary of Parent immediately prior to the Effective Time; or (iii) was irrevocably accepted for purchase in the Offer shall no longer be outstanding and, in each case, shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c)           Conversion of Company Common Stock. Except as provided in Section 3.08(b) and Section 3.08(d), each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Offer Price without interest (the “Merger Consideration”), less any applicable tax withholding. As of the Effective Time, all such shares of the Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such shares of the Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 3.09(b), less any applicable tax withholding. For the avoidance of doubt, at the Effective Time, any repurchase rights of the Company or other similar restrictions on shares of Company Common Stock shall lapse in full and will be of no further force or effect, and all shares of Company Common Stock shall be fully vested as of the Effective Time.

(d)           Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of the Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the Merger Consideration as provided in Section 3.08(c), but instead, at the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive payment of the fair value of such Appraisal Shares in accordance with Section 262; provided that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 with respect to such Appraisal Shares or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to receive the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration as provided in Section 3.08(c), less any applicable tax withholding. The Company shall give prompt written notice to Parent of any demands received by the Company for appraisal of any shares of the Company Common Stock, and Parent shall have the right to participate in, and direct all negotiations and Proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Prior to the Offer Closing Time, Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 3.09     Payment of Merger Consideration.

(a)           Paying Agent. Not less than three (3) Business Days before the Merger Closing Date, Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Offer Price pursuant to Section 3.08(c). The Surviving Corporation will deposit with the Paying Agent, as soon as practicable after the Effective Time, out of Closing Net Cash, cash necessary to pay the Offer Price, if any, beyond what has been contributed by Parent, in respect of the shares of the Company Common Stock that were converted into the right to receive cash pursuant to Section 3.08(c) (such cash being hereinafter referred to as the “Payment Fund”).

(b)           Payment Procedure. As promptly as reasonably practicable (but in no event later than two (2) Business Days) after the Effective Time, the Surviving Corporation or Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that, immediately prior to the Effective Time, represented outstanding shares of the Company Common Stock (the “Certificates”) that were converted into the right to receive the Merger Consideration pursuant to Section 3.08(c): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as are customary and reasonably acceptable to the Company and Parent); and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent for cancelation, together with such letter of transmittal, duly executed and in proper form, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive, in exchange therefor, the Merger Consideration into which the shares of the Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.08(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of the Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.09, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender, the Merger Consideration (without interest) into which the shares of the Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 3.08(c). No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

(c)           Treatment of Book-Entry Shares. No holder of record of Book-Entry Shares shall be required to deliver a Certificate or a letter of transmittal to the Paying Agent to receive the Merger Consideration in respect of such Book-Entry Shares. In lieu thereof, such holder of record shall, upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive the Merger Consideration into which such Book-Entry Shares shall have been converted pursuant to Section 3.08(c), and the Surviving Corporation or Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time (but in no event later than five (5) Business Days after the Effective Time to each such holder of record as of the Effective Time), an amount of U.S. dollars equal to the aggregate Cash Amount (without interest), less any applicable tax withholding, to which such holder is entitled hereunder, and such Book-Entry Shares shall forthwith be canceled. Payment of the Cash Amount with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(d)           Adjustments. If, between the Agreement Date and the Effective Time, the outstanding shares of the Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.

(e)           No Further Ownership Rights in the Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article III as a result of the conversion of any shares of the Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock. After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of the Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, such Certificates shall be canceled and exchanged as provided in this Article III.

(f)            Lost, Stolen or Destroyed Certificates. Notwithstanding the requirements to surrender a Certificate contained in Section 3.09, if any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for the shares of the Company Common Stock formerly represented by such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of such shares, less any applicable tax withholding.

(g)           Termination of Payment Fund. Any portion of the Payment Fund (and any interest or other income earned thereon) that remains undistributed as of the 12-month anniversary of the Merger Closing Date shall be delivered to the Company or its designated Affiliate, upon demand, and any former holder of the Company Common Stock entitled to payment of the Cash Amount who has not theretofore complied with this Article III shall thereafter look only to the Company or any successor-in-interest of the Company for payment of its claim for the Cash Amount (subject to applicable abandoned property, escheat and other similar Law).

(h)            No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation and the Paying Agent shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable Law, immediately prior to such date become the property of the Surviving Corporation or its designated Affiliate, free and clear of any claims or interest of any such holders or their successors, assigns or personal representative previously entitled thereto, subject to the claims of any former holder of the Company Common Stock entitled to payment of Merger Consideration who has not theretofore complied with this Article III.

(i)            Investment of Payment Fund. The Payment Fund shall be invested by the Paying Agent as directed by Parent. Nothing contained in this Section 3.09(i) and no investment losses resulting from the investment of the Payment Fund shall diminish the rights of the Company Stockholders entitled to payment of the Cash Amount to receive the Cash Amount. To the extent there are losses or the Payment Fund for any reason (including Appraisal Shares losing their status as such) is less than the level required to promptly pay the Cash Amount pursuant to Section 3.08(c), Parent shall replace, restore or add to the cash in the Payment Fund to ensure the prompt payment of the Cash Amount of the Merger Consideration. Any interest and other income resulting from such investments shall be the property of, and paid to, Parent or its designated Affiliate.

(j)            Withholding Rights. Each of the Company, the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement or the Offer such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. Amounts so deducted or withheld and timely paid over to the appropriate Tax Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made. Parent shall: (i) use commercially reasonable efforts to provide advance notice of any such deduction or withholding; and (ii) cooperate with the Company and any holders of Company Common Stock, Company Stock Options or Company Restricted Stock Units to obtain any affidavits, certificates and other documents as may reasonably be expected to afford to the Company and such holders reduction of or relief from any such deduction or withholding.

Section 3.10     Equity Awards; Company Warrants.

(a)           As of immediately prior to the Effective Time, each Company Stock Option that is then outstanding but not then vested or exercisable shall become immediately vested and exercisable in full. At the Effective Time, each In-the-Money Option that is then outstanding shall be canceled and the holder thereof shall be entitled to receive: (i) an amount in cash without interest, less any applicable tax withholding, equal to the product obtained by multiplying: (A) the excess of the Cash Amount over the exercise price per share of the Company Common Stock underlying such Company Stock Option by (B) the number of shares of the Company Common Stock underlying such Company Stock Option (such amount, the “Company Stock Option Cash Consideration”); and (ii) one CVR for each share of the Company Common Stock underlying such Company Stock Option. Parent shall cause the Surviving Corporation to pay the Company Stock Option Cash Consideration at or reasonably promptly after the Effective Time (but in no event later than five (5) Business Days after the Effective Time). At the Effective Time, each Out-of-the-Money Option shall be cancelled for no consideration.

(b)           As of immediately prior to the Offer Closing Time, each Company Restricted Stock Unit that is then outstanding but not then vested shall become immediately vested in full. At the Effective Time, each Company Restricted Stock Unit that is then outstanding shall be canceled and the holder thereof shall be entitled to receive: (i) an amount in cash without interest, less any applicable tax withholding, equal to the Cash Amount (the “Restricted Stock Unit Cash Consideration”); and (ii) one CVR. Parent shall cause the Surviving Corporation to pay the Restricted Stock Unit Cash Consideration at or reasonably promptly after the Effective Time (but in no event later than five (5) Business Days after the Effective Time).

(c)           Prior to the Effective Time, the Company shall satisfy all of its notification requirements under the terms of each outstanding and unexercised Company Warrant, and, at the Effective Time, each Black-Scholes Warrant shall be cancelled for no consideration other than the Black-Scholes Warrant Payout.

(d)           Prior to the Effective Time, the Company shall take all reasonable actions required to: (i) terminate the Company’s 2021 Employee Stock Purchase Plan (the “Company ESPP”), as of immediately prior to the Merger Closing Date and (ii) provide that no new offering period shall commence after the date of this Agreement.

(e)           Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering any Company Stock Plan) shall adopt such resolutions or take such action by written consent in lieu of a meeting, providing for the transactions contemplated by this Section 3.10. The Company shall provide that, on and following the Effective Time, no holder of any Company Stock Option or Company Restricted Stock Unit shall have the right to acquire any equity interest in the Company or the Surviving Corporation in respect thereof and each Company Stock Plan shall terminate as of the Effective Time.

Section 3.11     Contingent Value Right. At or prior to the Offer Closing Time, Parent will authorize and duly adopt, execute and deliver, and will ensure that a duly qualified rights agent with respect to the CVRs mutually agreeable to Parent and the Company (“Rights Agent”), executes and delivers, a CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such Rights Agent or the Representative thereunder (provided that such revisions are not, individually or in the aggregate, materially detrimental to any holder of CVRs). Parent and the Company shall cooperate, including by making changes to the form of CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” Laws.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except: (i) as disclosed in the reports, schedules, forms, statements and other documents filed by the Company with, or furnished by the Company to, the SEC and publicly available at least two (2) Business Days prior to the Agreement Date (the “Filed Company SEC Documents”) (but excluding in the case of this clause (i) any risk factor disclosure under the headings “Risk Factors” or “Special Note Regarding Forward-Looking Statements” or other similar cautionary, predictive or forward-looking disclosures contained in such Filed Company SEC Documents; provided that any factual information contained within such disclosure shall not be excluded); or (ii) set forth in the letter, dated as of the Agreement Date, from the Company to Parent and Merger Sub (which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section shall be deemed to qualify or apply to other sections in this Article IV to the extent that it is reasonably apparent on its face that such disclosure also qualifies or applies to such other sections) (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.01     Organization, Standing and Power. The Company and its subsidiaries are duly organized, validly existing and in good standing under the laws of the respective states in which they are organized. The Company and its subsidiaries have full power and authority necessary to enable them to own, lease or otherwise hold their properties and assets and to conduct their business as presently conducted. The Company and its subsidiaries are duly qualified or licensed to do business in each jurisdiction where the nature of its business or their ownership or leasing of their properties makes such qualification or licensing necessary, other than where the failure to have such power and authority or to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. True and complete copies of the amended and restated certificate of incorporation of the Company, as amended to the Agreement Date (as so amended, the “Company Charter”), and the amended and restated bylaws of the Company, as amended to the Agreement Date (as so amended, the “Company Bylaws”), are included in the Filed Company SEC Documents. The Company Charter and the Company Bylaws are in full force and effect and the Company is not in violation of any of the provisions of the Company Charter and is not in material violation of any of the provisions of the Company Bylaws.

Section 4.02     Capital Structure.

(a)            The authorized capital stock of the Company consists of 500,000,000 shares of the Company Common Stock, par value $0.0001 per share and 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”). At the close of business on June 5, 2025 (the “Measurement Date”): (i) 59,252,879 shares of the Company Common Stock were issued and outstanding, (ii) 98,090 shares of the Company Common Stock were held by the Company in its treasury; (iii) 6,680,574 shares of the Company Common Stock were subject to outstanding Company Stock Options with a weighted-average exercise price of $2.49 per share, 210,000 of which were In-the-Money Options with a weighted-average exercise price of $0.31 per share; (iv) 173,367 shares of the Company Common Stock were subject to outstanding Company Restricted Stock Units; (v) 12,194,026 shares of the Company Common Stock were reserved for issuance pursuant to the Company Stock Plans, 3,242,548 of which were available for future issuance; (vi) 1,708,942 shares of the Company Common Stock were reserved for issuance pursuant to the Company ESPP, all of which were available for future issuance; (vii) 22,444,974 shares of the Company Common Stock were subject to Company Warrants, 22,050,000 and 394,974 of which are Black-Scholes Warrants and K2 Warrants, respectively, with a weighted-average exercise price of $2.25 and $1.52, respectively; and (viii) no shares of Company Preferred Stock were issued or outstanding. Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock of the Company were issued, reserved for issuance or outstanding. From the Measurement Date to the Agreement Date, there have been no issuances by the Company of shares of capital stock or other voting securities or equity interests of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock or other voting securities or equity interests of the Company or other rights that give the holder thereof any economic or voting interest of a nature accruing to the holders of the Company Common Stock, other than the issuance of the Company Common Stock upon the exercise of Company Stock Options or vesting and settlement of Company Restricted Stock Units in accordance with their terms.

(b)           All outstanding shares of the Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(c)           As of the Agreement Date, there are no bonds, debentures, notes or other indebtedness of the Company or its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Company Common Stock may vote by virtue of their ownership thereof (“Voting Company Debt”).

(d)           Except as set forth in Section 4.02(d) of the Company Disclosure Letter, as of the Measurement Date, there are no options, warrants, convertible or exchangeable securities, stock-based performance units or other rights or Contracts to which the Company is a party or by which the Company is bound: (i) obligating the Company to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, additional shares of capital stock of, or other voting securities or equity interests in, or any security convertible or exchangeable for any shares of capital stock of, or other voting securities or equity interests in, the Company or any Voting Company Debt; (ii) obligating the Company to issue, grant or enter into any such option, warrant, security, unit, right or Contract; (iii) that give any Person the right to receive any economic or voting interest of a nature accruing to the holders of the Company Common Stock; or (iv) restricting the transfer of, containing any right of first refusal or right of first offer with respect to, or requiring the registration for sale of any shares of, capital stock of the Company.

(e)           As of the Measurement Date, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company, except for: (i) acquisitions of shares of the Company Common Stock in connection with the surrender of shares of the Company Common Stock by holders of Company Stock Options in order to pay the exercise price of Company Stock Options; (ii) the withholding of shares of the Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans; and (iii) the acquisition by the Company of Company Stock Options, Company Restricted Stock Units in connection with the forfeiture of such awards.

(f)            All Company Stock Options and Company Restricted Stock Units are evidenced by written award agreements, in each case, substantially in the forms that have been made available to Parent, except to the extent that such agreements differ from such forms and from one another with respect to the number of shares of the Company Common Stock covered thereby, the type of award, the exercise price, exercise period, vesting schedule, vesting terms and expiration date applicable thereto.

(g)           Section 4.02(g) of the Company Disclosure Letter sets forth a true and complete list of all outstanding Company Stock Options and Company Restricted Stock Units, as of the Measurement Date, indicating for each such Company Stock Option or Company Restricted Stock Unit: (i) the name of the holder thereof; (ii) the date of grant; (iii) the number of vested and unvested Company Stock Options and Company Restricted Stock Units and shares of Company Common Stock subject thereto; and (iv) for each Company Stock Option, the exercise price. Each Company Stock Option and Company Restricted Stock Unit was issued in accordance with the terms of the Company Stock Plan under which it was granted and all applicable Laws. Each Company Stock Option characterized by the Company on Section 4.02(g) of the Company Disclosure Letter as an “incentive stock option” within the meaning of Section 422 of the Code complies with all of the applicable requirements of Section 422 of the Code.

(h)           Section 4.02(h) of the Company Disclosure Letter sets forth a complete and accurate list of all outstanding Company Warrants as of the Measurement Date, indicating for each such Company Warrant: (i) the name of the holder thereof; (ii) the date of issuance; (iii) the number of shares of Company Common Stock subject to such Company Warrant; (iv) the per share exercise price of such Company Warrant; and (v) the date on which such Company Warrant expires.

Section 4.03       Subsidiaries; Equity Interests. Except as set forth in Section 4.03 of the Company Disclosure Letter, the Company has no subsidiaries. The Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person.

Section 4.04       Authority; Execution and Delivery; Enforceability.

(a)           The Company has all requisite corporate power and authority to execute and deliver this Agreement and, assuming the representations and warranties set forth in Section 5.08 are true and correct and that the Transactions are consummated in accordance with Section 251(h) of the DGCL, to consummate the Transactions. The execution and delivery by the Company of this Agreement and, assuming the representations and warranties set forth in Section 5.08 are true and correct and that the Transactions are consummated in accordance with Section 251(h) of the DGCL, the consummation by the Company of the Transactions has been duly authorized by all necessary corporate action on the part of the Company. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent and Merger Sub, and assuming the representations and warranties set forth in Section 5.08 are true and correct, this Agreement constitutes the Company’s legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting the enforcement of creditors’ rights and remedies, or by general principles of equity governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy underlying such laws (the “Bankruptcy, Equity and Indemnity Exception”)).

(b)           The Company Board, at a meeting duly called and held, duly and by unanimous vote of the Company Board adopted resolutions: (i) determining that the Offer, the Merger and the other Transactions are fair to and in the best interest of the Company and the Company Stockholders; (ii) approving and declaring advisable the Merger and the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions; (iii) resolving that this Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the Offer Closing Time; and (iv) recommending that the Company Stockholders accept the Offer and tender their shares of the Company Common Stock pursuant to the Offer (the recommendation set forth in subclause; (iv) of this Section 4.04(b), the “Company Board Recommendation”), which resolutions, as of the Agreement Date, have not been rescinded, modified or withdrawn in any way.

(c)            Prior to the scheduled expiration of the Offer, the Company Board or the compensation committee of the Company Board has, or will have: (i) duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act each agreement, plan, program, arrangement or understanding entered into or established by the Company or any of its former subsidiaries on or before the date hereof with or on behalf of any of its officers, directors or employees, including the terms of Section 3.08, Section 3.10 and Section 7.03; and (ii) taken all other actions reasonably necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d) under the Exchange Act with respect to the foregoing.

Section 4.05       No Conflicts; Consents.

(a)           The execution and delivery by the Company of this Agreement do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien other than any Permitted Lien upon any of the properties or assets of the Company or its subsidiaries under, any provision of: (i) the Company Charter or the Company Bylaws; (ii) any Material Contract to which the Company is or its subsidiaries are a party; or (iii) subject to the filings and other matters referred to in Section 4.05(b), any Judgment or, assuming the representations and warranties set forth in Section 5.08 are true and correct, any Law, in either case, that is applicable to the Company or its subsidiaries or its and their properties or assets, other than, in the case of clauses (ii) and (iii), any such items that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b)           No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than: (i) the filing with the SEC of (A) the Schedule 14D-9 and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other Transactions; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business; (iii) such filings as may be required under the rules and regulations of Nasdaq; and (iv) such other items the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.06      SEC Documents; Undisclosed Liabilities.

(a)           Since January 1, 2022, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC on a timely basis pursuant to Sections 13(a) and 15(d) of the Exchange Act (collectively, and, in each case, including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing and prior to the date hereof, the “Company SEC Documents”). As of the Agreement Date, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC relating to the Company SEC Documents and none of the Company SEC Documents is, to the knowledge of the Company, the subject of ongoing SEC review.

(b)           As of their respective SEC filing dates, each Company SEC Document complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), or the Exchange Act and the Sarbanes-Oxley Act of 2002 and all rules and regulations promulgated by the SEC thereunder, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and except to the extent amended or superseded by a subsequent filing with the SEC prior to the Agreement Date, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to information furnished in writing by Parent or Merger Sub specifically for inclusion or use in any such document; provided, further, that no representation is made as to the accuracy of any forward-looking statements.

(c)           The audited annual consolidated financial statements and the unaudited quarterly condensed consolidated financial statements (including, in each case, the notes thereto) of the Company included or incorporated by reference in the Company SEC Documents when filed: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) were prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly condensed consolidated financial statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto); and (iii) fairly presented in all material respects the consolidated or condensed financial position of the Company as of the dates thereof and the consolidated or condensed results of their operations and cash flows for the periods covered thereby (subject, in the case of unaudited quarterly condensed consolidated financial statements, to normal and recurring year-end adjustments).

(d)           Except as reflected or reserved against in the condensed consolidated balance sheet of the Company as of March 31, 2025, or the notes thereto, included in the Company SEC Documents (such balance sheet and the notes thereto, the “Company Balance Sheet”), the Company nor its subsidiaries have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than: (i) liabilities or obligations incurred in the ordinary course of business since the date of the Company Balance Sheet; (ii) liabilities that are executory performance obligations arising under Contracts to which the Company is a party (other than to the extent arising from a breach thereof by the Company); and (iii) liabilities or obligations incurred in connection with the Transactions. As of the Agreement Date, neither the Company nor its subsidiaries have taken any actions that: (i) have resulted or would reasonably be expected to result in any obligations or liabilities of the Company or its subsidiaries after the Merger Closing, except to the extent that such obligations or liabilities are reflected in the calculation of Closing Net Cash or expressly contemplated by this Agreement; or (ii) were intended to manipulate any element of the calculation of Closing Net Cash in a manner adverse to Parent or Merger Sub.

(e)           The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the Exchange Act) that: (i) are reasonably designed to ensure that material information relating to the Company and its subsidiaries are made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and (ii) are effective at the reasonable assurance level in all material respects to perform the functions for which they were established. From the date of the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 to the Agreement Date, neither the Company nor the Company’s auditors have identified: (x) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of Nasdaq. The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. The Company has made available to Parent accurate and complete copies of the minutes (or drafts thereof requiring final approval) of all meetings and written consents of the Company Board and each committee thereof since January 1, 2022 through the Measurement Date; provided that the Company shall not be obligated to furnish to Parent any minutes for portions of meetings to the extent they discuss the Transactions or alternative transactions considered by the Company Board or a committee thereof.

(f)            Neither the Company nor its subsidiaries have effected, entered into or created any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(b) of Regulation S-K under the Exchange Act).

Section 4.07       Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or disseminated to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that the Company makes no representation or warranty with respect to information furnished in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in any such document. The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 4.08      Absence of Certain Changes or Events.

(a)           From the date of the Company Balance Sheet to the Agreement Date, there has not been any change, event, condition, development, circumstance, effect or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           From the date of the Company Balance Sheet to the Agreement Date, there has not been:

(i)            any declaration, setting aside, accrual or payment of any dividend on, or making of any other distribution (whether in cash, stock, equity securities or property) in respect of, any capital stock of the Company (except for shares of Company Common Stock from terminated employees, directors or consultants of the Company);

(ii)           any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;

(iii)          any change in accounting methods, principles or practices by the Company (other than any immaterial change thereto), except as required (A) by GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization or (B) by Law, including Regulation S-X promulgated under the Securities Act;

(iv)          any sale, lease (as lessor), exclusive license or other disposition of (including through any “spin-off”), or pledge, encumbrance or other Lien imposed upon (other than a Permitted Lien), any properties or assets (other than Intellectual Property) that are material, individually or in the aggregate, to the Company except (A) sales or other dispositions of inventory and excess or obsolete properties or assets in the ordinary course of business, and (B) pursuant to Contracts to which the Company is a party made available to Parent and in effect prior to the date of the Company Balance Sheet;

(v)           any sale, assignment, lease, exclusive license, transfer or other disposition of, pledge, encumbrance or other Lien imposed upon (other than a Permitted Lien), or permitting to lapse or abandonment of, any Intellectual Property owned by the Company that is material, individually or in the aggregate, to the Company;

(vi)          any acquisition, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, or by any other similar manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person (other than the Company);

(vii)         any filing of or change to a material Tax election, any change to an annual Tax accounting period or any adoption of or change to a material method of Tax accounting, any filing of an amended material Tax Return, any failure to timely file any material Tax Return required to be filed (taking into account extensions obtained in the ordinary course of business) or pay any Tax that is due or payable, any entry into a closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), any settlement or compromise of a material Tax liability or refund, any consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes;

(viii)        any Contract to which the Company or its subsidiaries are a party that (A) materially restricts the ability of the Company or its Affiliates, including following the Offer Closing Time, Parent and its Affiliates (other than in the case of Parent and its Affiliates, due to the operation of Contracts to which Parent or any of its Affiliates is a party prior to the Offer Closing Time) following the Merger Closing, to compete in any business or with any Person in any geographical area, (B) requires the Company or its Affiliates, including following the Offer Closing Time, Parent and its Affiliates (other than in the case of Parent and its Affiliates, due to the operation of Contracts to which Parent or any of its Affiliates is a party prior to the Offer Closing Time) following the Merger Closing, to conduct any business on a “most favored nations” basis with any third party in any material respect, (C) grants a third party development (other than solely for or on behalf of the Company or its Affiliates), marketing or distribution rights with respect to the Company Products, (D) requires the Company or its Affiliates to purchase a minimum quantity of goods or supplies relating to the Company Products in favor of any third party, or (E) obligates the Company or its Affiliates to purchase or otherwise obtain any product or service exclusively from any third party or sell any product or service exclusively to any third party;

(ix)          any Contract to which the Company or its subsidiaries are a party with any academic institution or Governmental Entity that provides for the provision of funding to the Company or its subsidiaries for research and development activities involving the creation of any material Intellectual Property for the Company or its subsidiaries in respect of the Company Products;

(x)           any Contract to which the Company or its subsidiaries are a party, other than with respect to any partnership that is wholly owned by the Company, that relates to the formation, creation, operation, management or control of any legal partnership or any joint venture entity pursuant to which the Company or its subsidiaries have an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person;

(xi)          any Contract between the Company or its subsidiaries and any Governmental Entity, except for clinical study agreements, sponsored research agreements, materials transfer agreements and non-disclosure agreements entered into in the ordinary course of business;

(xii)         any settlement or compromise of, or written offer or proposal to settle or compromise, any Proceeding involving or against the Company or its subsidiaries;

(xiii)        except as required pursuant to the terms of any Company Benefit Plan in effect as of the date of the Company Balance Sheet, (A) any granting to any director or employee of the Company of any increase in compensation, bonus, severance or termination pay, or (B) any entry by the Company into any employment, consulting, severance or termination agreement with any director or any employee; in any such case of (A) or (B), other than as disclosed in the Company SEC Documents or Section 4.08 or Section 4.17 of the Company Disclosure Letter; or

(xiv)        any agreement on the part of the Company or its subsidiaries to do any of the foregoing.

Section 4.09       Taxes.

(a)           The Company has: (i) properly prepared and timely filed, or caused to be timely filed, taking into account any extensions of time within which to file, all income and other material Tax Returns required to have been filed by or with respect to the Company and its subsidiaries and all such Tax Returns are true and complete in all material respects; and (ii) paid, or caused to be paid, in full on a timely basis all material Taxes imposed on or required to be paid by or with respect to the Company or its subsidiaries, whether or not shown as due on any such Tax Returns, including any material Taxes required to be withheld, collected or deposited by or with respect to the Company or its subsidiaries.

(b)           (i) No deficiency for any material Tax has been asserted or assessed by a Tax Authority in writing against the Company or its subsidiaries which deficiency has not been paid, settled or withdrawn or is not being contested in good faith in appropriate Proceedings; and (ii) no audit, examination, investigation, inquiry or other proceeding in respect of any Taxes or Tax Returns of the Company or its subsidiaries (A) is in progress or (B) has been proposed or threatened in writing.

(c)           The Company and its subsidiaries have complied in all material respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements) with respect to payments made to any employee, creditor, independent contractor, stockholder or other third party.

(d)           Neither the Company nor its subsidiaries have any liability for the Taxes of any Person (other than the Company) pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor, or by contract (other than a contract entered into in the ordinary course of business a principal purpose of which is not related to Taxes). The Company is not nor has it ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or any other affiliated, consolidated, combined, unitary, group relief or similar Tax group filing or a similar Tax Return (other than a group the common parent of which was the Company).

(e)           Neither the Company nor its subsidiaries have received written notice of any material claim made by a Tax Authority in a jurisdiction where the Company or its subsidiaries do not file a Tax Return that the Company or its subsidiaries are subject to taxation by that jurisdiction. Neither the Company nor its subsidiaries have extended (which extension remains outstanding), and there are no outstanding requests, agreements, consents or waivers to extend, the statutory period of limitations applicable to the collection, assessment or reassessment of any material Taxes or material Tax deficiencies against the Company or its subsidiaries, other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business.

(f)            There are no Liens for Taxes upon the assets or properties of the Company or its subsidiaries except for Permitted Liens.

(g)           Neither the Company nor its subsidiaries are a party to, bound by or subject to any: (i) Tax sharing, Tax allocation or Tax indemnification agreement that would have a continuing effect after the Merger Closing Date (other than tax provisions of agreements with third parties, the primary subject matter of which is not Tax, such as licensing or joint development agreements); (ii) closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), which agreement will be binding on the Company, as applicable, after the Merger Closing Date; or (iii) private letter ruling of the Internal Revenue Service or comparable ruling of any Tax Authority.

(h)            Neither the Company nor its subsidiaries have been a party to or participated in a transaction that constitutes a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state or local Law) for a taxable period for which the applicable statute of limitations remains open.

(i)            Neither the Company nor its subsidiaries have been, a U.S. real property holding company within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)            The Company will not be required to include in a taxable period ending after the Merger Closing Date taxable income attributable to income that accrued in a taxable period prior to the Merger Closing Date but was not recognized for Tax purposes in such prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, deferred revenue realized or prepaid amounts received outside the ordinary course of business, or Section 481 of the Code or comparable provisions of state, local or foreign Tax Law.

(k)           Notwithstanding anything to the contrary in this Agreement, this Section 4.09, Section 4.08 (to the extent it relates to Taxes) and Section 4.17 (to the extent it relates to Taxes) contain the only representations and warranties by the Company with respect to Taxes in this Agreement.

Section 4.10      Contracts.

(a)           Except for this Agreement and the Contracts disclosed in and filed as exhibits to the Filed Company SEC Documents or a Company Benefit Plan, Section 4.10(a) of the Company Disclosure Letter sets forth a true and complete list, as of the Agreement Date, and the Company has made available to Parent true and complete copies, of:

(i)            any Contract to which the Company or its subsidiaries are a party that provides for recurring annual minimum payments or receipts (other than milestone, royalty or similar payments or other contingent payments) in excess of $50,000;

(ii)           each Contract to which the Company or its subsidiaries are a party relating to indebtedness for borrowed money or any financial guaranty;

(iii)          each Contract to which the Company or its subsidiaries are a party involving in excess of $50,000 that provides for the acquisition or disposition of any assets or any businesses (whether by merger, sale of stock, sale of assets or otherwise) that (A) has not yet been consummated or (B) has outstanding any purchase price adjustment, “earn-out,” material payment or similar obligations on the part of the Company or its subsidiaries;

(iv)          each Contract to which the Company or its subsidiaries are a party pursuant to which (A) the Company or its subsidiaries have continuing milestone or similar contingent payments obligations, including upon the achievement of regulatory or commercial milestones or payment of royalties or other amounts calculated based upon any revenues or income of the Company or its subsidiaries, in each case, that could result in payments in excess of $50,000, and in each case, excluding indemnification and performance guarantee obligations provided for in the ordinary course of business; (B) the Company or its subsidiaries grant to or receive from any third party any license to, or covenant not to sue or other right with respect to, any Intellectual Property material to the Company’s business (other than non-exclusive licenses entered in the ordinary course of business); or (C) the Company or its subsidiaries have uncompleted performance obligations relating to any research, development and/or collaboration programs or pre-clinical and/or clinical trials and studies;

(v)           each Contract to which the Company or its subsidiaries are a party that obligates the Company or its subsidiaries to make any capital commitment, loan or expenditure in excess of $50,000 after the Agreement Date;

(vi)          each stockholders’, investors rights’, registration rights or similar Contract to which the Company is a party (excluding Contracts governing Company Stock Options and Company Restricted Stock Units);

(vii)         each Contract (including all amendments, extensions and renewals with respect thereto) pursuant to which the Company or its subsidiaries lease or sublease any material real property; and

(viii)        each Contract with or binding upon the Company or its subsidiaries, or its and their properties or assets that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Each such Contract described in clauses (i) through (viii) is referred to in this Agreement as a “Material Contract.”

(b)           Each of the Material Contracts is valid, binding and enforceable (except as such enforceability may be limited by the Bankruptcy, Equity and Indemnity Exception) on the Company or its subsidiaries, and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid, binding or enforceable or to be in full force and effect as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no material default under any Material Contract by the Company or its subsidiaries, or, to the knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company, its subsidiaries, or, to the knowledge of the Company, any other party thereto, in each case, excluding any Contracts listed in Section 4.05(a) of the Company Disclosure Letter.

Section 4.11       Litigation. There is no Proceeding pending or, to the knowledge of the Company, threatened against the Company or its subsidiaries, that has resulted in, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company or its subsidiaries that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12       Property. Neither the Company nor its subsidiaries own, nor to the Company’s knowledge, have ever owned, any real property or any leasehold interest in any real property.

Section 4.13       Compliance with Laws.

(a)           Since January 1, 2022, the Company and its subsidiaries have been, in compliance with all Judgments and Laws applicable to their business or operations, except for instances of noncompliance that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2022 the Company and its subsidiaries have had, in effect all Authorizations necessary for them to conduct their business as presently conducted, and all such Authorizations are in full force and effect, except for such Authorizations the absence of which, or the failure of which to be in full force and effect, have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Since January 1, 2022, except as would not reasonably be expected to, individually or in the aggregate, result in a material liability to the Company or its subsidiaries, none of the Company, its subsidiaries, or any of its officers, directors, or employees acting on behalf of the Company, nor, to the knowledge of the Company, any agents or other Persons acting on behalf of the Company, has, in the course of its actions for, or on behalf of, the Company: (i) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (ii) made, offered or authorized any direct or indirect unlawful payments to any foreign or domestic Governmental Official, employee or health care professional or to any foreign or domestic political parties or campaigns; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery, anti-corruption, anti-money laundering, record keeping and internal control Laws, including but not limited to any such Laws that prohibit private commercial bribery; or (iv) made, offered or authorized any other bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment. Since January 1, 2022 to the Agreement Date, neither the Company nor its subsidiaries have received any written communication that alleges any of the foregoing, and are not, nor have been, to the knowledge of the Company, under administrative, civil, or criminal investigation, indictment, information, suspension, debarment, or audit (other than a routine contract audit) by any party, in connection with alleged or possible violations of any Law that prohibits bribery, corruption, fraud, or other improper payments.

Section 4.14       Regulatory Matters.

(a)           The Company has made available to Parent true and complete copies of: (i) all Regulatory Authorizations from the FDA; and (ii) all material Regulatory Authorizations from any other applicable Regulatory Authorities held by the Company relating to the Company Products. Except as would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect: (x) the Company has filed, maintained or furnished with the applicable Regulatory Authorities all required filings, declarations, listings, registrations, submissions, amendments, modifications, notices and responses to notices, applications and supplemental applications, reports (including all required adverse event reports) and other information (collectively, the “Health Care Submissions”); and (y) all such Health Care Submissions were complete and accurate and in compliance in all material respects with applicable Health Laws when filed (or were corrected or completed in a subsequent filing).

(b)           (i) Since January 1, 2022, the Company and its subsidiaries have been in material compliance with all Health Laws applicable to the Company’s business and Company Products; (ii) as of the Agreement Date, neither the Company nor its subsidiaries have received any written notice or other communication from any Regulatory Authority alleging any material violation of any Health Law; and (iii) there are no investigations, suits, claims, actions or proceedings pending, or to the knowledge of the Company, threatened against the Company or its subsidiaries alleging any violation by the Company, its subsidiaries or the Company Products of any such Health Law.

(c)           Since January 1, 2022, to the Company’s knowledge, all pre-clinical studies and clinical trials conducted with respect to the Company Products by or at the direction of the Company have been conducted in material compliance with all applicable Laws, including the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 312, and any other applicable regulations that relate to the proper conduct of clinical studies. No clinical trial conducted by or, on behalf of, the Company has been terminated or suspended by any Regulatory Authority. As of the Agreement Date, neither the Company nor its subsidiaries have outstanding written notifications or other written communications from any institutional review board, ethics committee or safety monitoring committee raising any material issues, including from any Regulatory Authority in any jurisdiction, that requires or would require the termination or suspension or investigation of, or place a clinical hold order on or otherwise materially restrict, any clinical studies in which the Company or its subsidiaries have participated and, to the knowledge of the Company, no such action has been threatened against the Company or its subsidiaries. Nothing in this Section 4.14(c) will apply to the Company’s compliance with Data Privacy and Security Requirements.

(d)           Since January 1, 2022, to the Company’s knowledge, all manufacture of the Company Product, including any clinical supplies used in any clinical trials, by or on behalf of the Company has been conducted in material compliance with the applicable specifications and requirements of applicable Health Laws. As of the Agreement Date, neither the Company nor, to the knowledge of the Company, any person acting on its behalf has, with respect to the Company Product: (i) been subject to a Regulatory Authority shutdown or import or export prohibition; or (ii) received any FDA Form 483, or other Regulatory Authority written notice of inspectional observations, “warning letters,” “untitled letters” or written requests or requirements to make any material adverse changes to the Company Product or any of the Company’s business operations due to noncompliance with any applicable Health Law or Regulatory Authorization.

(e)           None of the Company, its subsidiaries, or, to the knowledge of the Company, its officers, employees, or any clinical investigator acting for the Company has: (i) made an untrue statement of a material fact or fraudulent statement to any Regulatory Authority or any other Governmental Entity; (ii) failed to disclose a material fact required to be disclosed to any Regulatory Authority or any other Governmental Entity; or (iii) committed an act, made a statement of material fact, or failed to make a statement of material fact required to be disclosed, including with respect to any scientific data or information, that, at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991), and any amendments thereto, or for any Regulatory Authority to invoke any similar policy or any other statute or regulation regarding the communication or submission of false information to any applicable Regulatory Authority or Governmental Entity. The Company has not committed or engaged in any fraud or falsification or forgery of any research or development data, report, studies or publications of any document or statement voluntarily submitted or required to be submitted to any Regulatory Authority or any other Governmental Entity. None of the Company, its subsidiaries, or, to the knowledge of the Company, its officers, employees, or any clinical investigator acting for the Company, is currently or has been convicted of any crime that has resulted in, or would reasonably be expected to result in, debarment pursuant to 21 U.S.C. Section 335a (a) or (b) or exclusion from participation in any federal health care program pursuant to 42 U.S.C. Section 1320a-7.

(f)            No Company Product that is or has been manufactured, tested, distributed, held or marketed by or on behalf of the Company has been recalled, withdrawn or suspended (whether voluntarily or otherwise) due to material noncompliance with the FDCA or, to the Company’s knowledge, has been adulterated or misbranded in material violation of the FDCA. No Proceedings (whether complete or pending) seeking the recall, withdrawal, suspension or seizure of any such Company Product or pre-market approvals or marketing authorizations are pending or, to the knowledge of the Company, threatened against the Company. The Company has filed all annual and periodic reports, amendments and safety reports required for the Company Product required to be made to any Regulatory Authority.

(g)           Neither the Company nor its subsidiaries are a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with or imposed by any Regulatory Authority or any other Governmental Entity.

Section 4.15       Environmental Matters. Except for matters that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect: (i) the Company and its subsidiaries are, and since January 1, 2022 have been, in compliance with all applicable Environmental Laws; (ii) since January 1, 2022, neither the Company nor its subsidiaries have been subject to a material Judgment or Proceeding pursuant to any applicable Environmental Law; (iii) since January 1, 2022, neither the Company nor its subsidiaries have received any written notice alleging that the Company or its subsidiaries are in violation of, or has liability or is a “potentially responsible party” under, any applicable Environmental Law; and (iv) neither the Company nor its subsidiaries have treated, stored, handled, transported, generated, disposed of, arranged for the disposal of, released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Substance, in each case as would give rise to liability under applicable Environmental Laws.

Section 4.16       Labor Relations.

(a)           There are no collective bargaining or similar Contracts with any labor union, labor organization, or works council to which the Company or its subsidiaries are a party or by which the Company or its subsidiaries are bound. None of the employees of the Company or its subsidiaries are represented by any union with respect to their employment by the Company.

(b)           The Company has not experienced any labor disputes, strikes, work stoppages, slowdowns, lockouts or union organization attempts concerning any employees of the Company. There is no unfair labor practice charge or complaint or other Proceeding presently pending or, to the knowledge of the Company, threatened against the Company before the National Labor Relations Board or any equivalent state or local Governmental Entity, in each case, that has resulted in, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its subsidiaries have been for at least the last three (3) years in compliance with all applicable Laws relating to labor and employment, including those relating to wages and hours (including the classification of independent contractors and exempt and non-exempt employees), harassment, discrimination, retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closure and layoff notices (e.g., Worker Adjustment and Retraining Notification Act of 1988, as amended), workers’ compensation, labor relations, paid time off and other employee leave requirements, wage deductions, affirmative action, unemployment insurance, benefits, labor and the Immigration and Nationality Act, 8 U.S.C. Sections 1101 et seq. and its implementing regulations.

Section 4.17        Employee Benefits.

(a)           With respect to each material Company Benefit Plan, the Company has made available to Parent true and complete copies of: (i) such Company Benefit Plan, including any amendment thereto (or, in either case, with respect to any unwritten Company Benefit Plan, a written description thereof); (ii) each trust, insurance, annuity or other funding Contract to which the Company or its subsidiaries is a party with respect thereto; (iii) a current Internal Revenue Service opinion or favorable determination letter related thereto (if any); (iv) the current summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; and (v) the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service with respect thereto (if any).

(b)           Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, Company Material Adverse Effect: (i) each Company Benefit Plan has been administered in accordance with its terms and is in compliance with all applicable Laws, including applicable provisions of ERISA and the Code; (ii) there are no pending audits or investigations by any Governmental Entity involving any Company Benefit Plan; and (iii) there are no pending or, to the knowledge of the Company, threatened claims (except for individual claims for benefits payable in the normal course of operation), suits or other Proceedings involving any Company Benefit Plan, any fiduciary thereof or any service provider thereto.

(c)           Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter as to such qualification or registration from the Internal Revenue Service, has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Law in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination.

(d)           Neither the Company nor any ERISA Affiliate sponsors, maintains, contributes to, or has sponsored, maintained, contributed to or been required to maintain or contribute to, or otherwise has any current or contingent liability or obligation under or with respect to: (i) any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a “defined benefit plan” (as defined in Section 3(35) of ERISA); (ii) any “multiemployer plan” within the meaning of Section 3(37) of ERISA (iii) any plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA or Section 413(c) of the Code; or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. Neither the Company nor its subsidiaries have any current or contingent liability or obligation as a consequence of at any time being considered a single employer with any other Person under Section 414 of the Code.

(e)           Neither the Company nor its subsidiaries have any current or potential obligation or liability in respect of post-retirement or post-service health, medical or life insurance benefits for retired, former or current employees of the Company or other Person, other than: (i) for continuation coverage required under Section 4980B(f) of the Code or any state Laws at the sole expense of the participant; or (ii) COBRA continuation coverage provided to a terminated employee in connection with the execution of a release of claims and disclosed in Section 4.17(e) of the Company Disclosure Letter. Neither the Company nor its subsidiaries have incurred (whether or not assessed) any Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(f)            Neither the execution of this Agreement nor the consummation of the Offer, the Merger or any other Transaction (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will result in the payment or provision of any amount (whether in cash or property or the vesting of property) to any current or former director, officer, employee or consultant of the Company or its subsidiaries under any Company Benefit Plan or otherwise that would result in any such payment or provision of any amount not being deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(g)           Neither the Company nor its subsidiaries are party to, and otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).

Section 4.18          Intellectual Property.

(a)           To the Company’s knowledge, neither the Company nor its subsidiaries nor the operation of the Company’s business has in the past three years infringed, misappropriated or otherwise violated, any Intellectual Property of any third Person in any material respect. No Proceedings are, or since the past three years have been, pending or, to the knowledge of the Company, threatened which allege that the Company, its subsidiaries, or the operation of the Company’s business infringes, misappropriates or otherwise violates any Intellectual Property of any third Person, except as would not be material to the Company.

(b)           Since January 1, 2022, to the Company’s knowledge, the Company has not experienced any material unauthorized access to or other material breach of security with respect to the information technology systems owned, operated or controlled by the Company.

Section 4.19          Privacy and Data Security.

(a)           The Company: (i) has at all times since January 1, 2022 been in compliance in all material respects with the Data Privacy and Security Requirements; (ii) has implemented and maintained, since January 1, 2022, commercially reasonable measures designed to ensure the availability, security and integrity of the Company’s information technology systems, and to protect Personal Information in its possession or control against loss, damage and unauthorized access, use, modification or other misuse; and (iii) is and has been, at all times since January 1, 2022, processing Personal Information in compliance in all material respects with all consents obtained by the Company that apply to the Company’s processing of such Personal Information, including to the extent applicable, Data Privacy and Security Requirements. After consummation of the Transactions, the Company will continue to have materially the same rights to use, process, store and maintain Personal Information as the Company had to use, process, and store such Personal Information immediately prior to the Merger Closing.

(b)           Since January 1, 2022, there have been no data breaches or other data incidents or intrusions: (i) resulting in the material loss, damage or material unauthorized access, use unauthorized transmission, modification or other material misuse of any Personal Information maintained by or on behalf of the Company, or (ii) that have caused a material disruption to the function of the Company’s information technology systems, in each case with respect to clauses (i) and (ii), that required notification to Governmental Entities, individuals, or other third party under applicable Data Privacy and Security Requirements. Neither the Company nor its subsidiaries have received any written complaints, notices of investigation or other written correspondence with respect to any investigation from any Governmental Entity or received written notice of any litigation currently pending or threatened against it, in each case, relating to the collection, use or processing of Personal Information by the Company or alleging any violation by the Company of Privacy Laws.

Section 4.20       Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person, other than Redwood Valuation Partners, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has provided its engagement letter with Redwood Valuation Partners to Parent.

Section 4.21       No Rights Agreement; Anti-Takeover Provisions. As of the Agreement Date, the Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. The Company Board has taken all action necessary to render Section 203 of the DGCL and any other takeover, anti-takeover, moratorium, “fair price,” “control share,” or similar Law inapplicable to the Offer and the Merger. Assuming the accuracy of the representations and warranties set forth in Section 5.08, no restrictions of any other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws (each, a “Takeover Law”) apply or will apply to the Company pursuant to this Agreement or the Transactions.

Section 4.22       Opinion of Financial Advisor. The Company Board has received the opinion of Redwood Valuation Partners, outside financial advisor to the Company, to the effect that, as of the date of such opinion and based upon and subject to the qualifications, limitations, assumptions and other matters set forth therein, the Cash Amount to be received by the holders of shares of Company Common Stock (other than Excluded Shares and Appraisal Shares), pursuant to the terms of this Agreement is fair, from a financial point of view, to such holders. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub. The Company will make available to Parent and Merger Sub a signed copy of such opinion promptly following the Agreement Date.

Section 4.23       No Vote Required. Assuming the Transactions are consummated in accordance with Section 251(h) of the DGCL and assuming the accuracy of the representations and warranties set forth in Section 5.08, no stockholder votes or consents are needed to authorize this Agreement or for consummation of the Transactions.

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except set forth in the letter, dated as of the Agreement Date, from the Parent and Merger Sub to the Company (which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article V, and the disclosure in any section shall be deemed to qualify or apply to other sections in this Article V to the extent that it is reasonably apparent on its face that such disclosure also qualifies or applies to such other sections) (the “Parent Disclosure Letter”), Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

Section 5.01       Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and has full corporate power and authority to conduct its businesses as presently conducted.

Section 5.02       Merger Sub.

(a)           Merger Sub was formed solely for the purpose of entering into the Transactions, and since the date of its incorporation, Merger Sub has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(b)           The authorized capital stock of Merger Sub consists of 10,000 shares of common stock, par value $0.0001 per share, all of which have been validly issued, are fully paid and nonassessable and are owned directly or indirectly by Parent free and clear of any Lien.

Section 5.03       Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the CVR Agreement and to consummate the Transactions, subject, in the case of the Merger, to the adoption of this Agreement by Parent, as sole stockholder of Merger Sub (which shall occur immediately following the execution of this Agreement). The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject, in the case of the Merger, to the adoption of this Agreement by Parent, as sole stockholder of Merger Sub (which shall occur immediately following the execution of this Agreement). Neither the approval and adoption of this Agreement nor the consummation of the Offer, the Merger or the other Transactions requires any approval of the stockholders of Parent. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes its, and at the Offer Closing Time the CVR Agreement will constitute Parent’s, legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to the Bankruptcy, Equity and Indemnity Exception).

Section 5.04      No Conflicts; Consents.

(a)           The execution and delivery by each of Parent and Merger Sub of this Agreement and the CVR Agreement do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, any provision of: (i) the organizational documents of Parent, Merger Sub or any of Parent’s subsidiaries; (ii) any Contract to which Parent or any of its subsidiaries is party or by which any of their respective properties or assets is bound; or (iii) subject to the filings and other matters referred to in Section 5.04(b), any Judgment or Law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such items that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)           No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the CVR Agreement or the consummation of the Transactions, other than: (i) the filing with the SEC of (A) the Offer Documents and (B) such reports under the Exchange Act, as may be required in connection with this Agreement, the CVR Agreement, the Offer, the Merger and the other Transactions; (ii) the filing of the Certificate of Merger with the secretary of the State of Delaware; (iii) compliance with the rules and regulations of any national security exchange on which securities of Parent or the Company are listed; and (iv) such other items that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.05       Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Merger Sub with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

Section 5.06       Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or any of its Affiliates, directors, officers or employees.

Section 5.07       Litigation. There is no Proceeding pending or, to the knowledge of Parent, threatened against Parent or any subsidiary of Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent or any subsidiary of Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.08      Ownership of the Company Common Stock. Neither Parent nor Merger Sub is, nor at any time for the past three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. As of the date hereof, the Guarantor, Parent or a subsidiary of Parent beneficially own 1,345,413 shares of the Company Common Stock and none of the Guarantor, Parent or a subsidiary of Parent: (i) owns (as such term is defined in Section 203 of the DGCL), directly or indirectly, any other shares of the Company Common Stock or other securities convertible into, exchangeable for, or exercisable for shares of the Company Common Stock or any securities of any subsidiary of the Company; or (ii) has any rights to acquire any shares of the Company Common Stock except pursuant to this Agreement. Parent, each of its Subsidiaries and the Guarantor are affiliates of Merger Sub as such term is defined in section 251(h) of the DGCL.

Section 5.09       Guaranty. Concurrently with the execution of this Agreement, Guarantor has delivered to the Company a true, complete and correct copy of the executed Guaranty. As of the Agreement Date, the Guaranty is in full force and effect and constitutes the valid, binding and enforceable obligation of Guarantor in favor of the Company and the CVR holders, enforceable by the Company and the CVR holders in accordance with its terms, and Guarantor is not in default of or breach under any of the terms or conditions of the Guaranty, and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default of Guarantor under the Guaranty.

Section 5.10       Sufficient Funds. Parent and Merger Sub have (or have available to them), and will have as of the Offer Closing Time and Effective Time, sufficient cash available to pay all amounts to be paid by Parent and Merger Sub in connection with this Agreement and the Merger Transactions, including Parent’s and Merger Sub’s costs and expenses and the aggregate Offer Price and Merger Consideration on the terms and conditions contained in this agreement, and there is not, nor will there be, any restriction on the use of such cash or cash equivalents for such purpose. In no event shall the receipt or availability of any funds or financing by or to Parent, Merger Sub or any of their respective Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

Section 5.11      Competing Businesses. None of Parent or any of its Affiliates owns any controlling interest in any person that: (i) derives a portion of its revenues from products; or (ii) is developing products in the same markets in which Parent or Merger Sub operate that would reasonably be expected to have an adverse effect on the ability of Parent to consummate the Merger and the Transactions in a timely manner in accordance with the terms hereof.

Section 5.12      No Foreign Person. Neither Parent nor Merger Sub is a foreign person, as defined in 31 C.F.R. § 800.224. Each of Buyer and Merger Sub further represent that the transaction contemplated by this Agreement will not result in foreign control (as defined in 31 C.F.R. § 800.208) of the Company, and does not constitute direct or indirect investment in the Company by any foreign person that affords the foreign person with any of the access, rights, or involvement contemplated under 31 C.F.R. § 800.211(b).

Article VI
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.01      Conduct of Business of the Company. From the Agreement Date to the earlier of the Offer Closing Time and the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), except as consented to in writing in advance by Parent (which consent shall not be unreasonably withheld, delayed or conditioned) or as otherwise specifically required by this Agreement or expressly required by Law, the Company shall use commercially reasonable efforts to carry on its business in the ordinary course of business. In addition, except as set forth in Section 6.01 of the Company Disclosure Letter or otherwise expressly and specifically permitted or required by this Agreement or required by applicable Law, during the Pre-Closing Period, neither the Company nor its subsidiaries shall do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)           (i) enter into any new line of business or enter into any agreement, arrangement or commitment that is in excess of $20,000 (individually or in the aggregate) or materially limits or otherwise restricts the Company or its affiliates, including, following the Merger Closing, Parent and its affiliates (other than in the case of Parent and its affiliates, due to the operation of Parent’s or its affiliates’ own Contracts), from time to time engaging or competing in any line of business or in any geographic area; or (ii) otherwise enter into any agreements, arrangements or commitments in excess of $20,000 (individually or in the aggregate) or imposing material restrictions on its assets, operations or business;

(b)           (i) declare, set aside, establish a record date in respect of, accrue or pay any dividends on, or make any other distributions (whether in cash, stock, equity securities or property) in respect of, any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) repurchase, redeem, offer to redeem or otherwise acquire, directly or indirectly any shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire any such shares of capital stock, except for (A) acquisitions of shares of the Company Common Stock in connection with the surrender of shares of the Company Common Stock by holders of Company Stock Options and Company Restricted Stock Units outstanding on the Agreement Date, in the case of Company Stock Options, in order to pay the exercise price of Company Stock Options, (B) the withholding of shares of the Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans outstanding on the Agreement Date, and (C) the acquisition by the Company of Company Stock Options and Company Restricted Stock Units in connection with the forfeiture of such awards, in each case, in accordance with their terms;

(c)           issue, grant, deliver, sell, authorize, pledge or otherwise encumber any shares of its capital stock or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire such shares, any Voting Company Debt or any other rights that give any person the right to receive any economic interest of any nature accruing to the holders of the Company Common Stock, other than the Company Restricted Stock Units or the issuance of Company Common Stock upon the vesting of Company Restricted Stock Units, and issuances of the Company Common Stock upon the exercise of Company Stock Options in accordance with their terms;

(d)           amend its certificate of incorporation (except to reflect the reverse stock split that is described in the Company’s proxy statement dated April 24, 2025), the Company Bylaws or other comparable organizational documents (except for immaterial or ministerial amendments);

(e)           form any subsidiary or acquire or agree to acquire, directly or indirectly, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any assets outside of the ordinary course of business, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person;

(f)           except as required pursuant to the terms of any Company Benefit Plan as in effect on the Agreement Date: (i) adopt, enter into, establish, terminate, amend or modify any collective bargaining agreement, Company Benefit Plan (or plan or arrangement that would be a Company Benefit Plan if in effect on the Agreement Date); (ii) grant to any director, employee or individual service provider of the Company any increase in base compensation; (iii) grant to any director, employee or individual service provider of the Company any increase in severance or termination pay; (iv) pay or award, or commit to pay or award, any bonuses or incentive or equity compensation; (v) enter into any employment, retention, consulting, change in control, severance or termination agreement with any director, employee or individual service provider of the Company; (vi) take any action to vest or accelerate any rights or benefits under any Company Benefit Plan, or the funding of any payments or benefits under any Company Benefit Plan; or (vii) hire or terminate (other than for cause or the termination of non-officer employees) the employment or service of any employee or individual service provider;

(g)           make any change in accounting methods, principles or practices, except as may be required: (i) by GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization; or (ii) by Law, including Regulation S-X promulgated under the Securities Act, in each case, as agreed to by the Company’s independent public accountants;

(h)           sell, lease (as lessor), license or otherwise transfer (including through any “spin-off”), or pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien), any properties or assets (including Intellectual Property) except: (i) sales or other dispositions of inventory and excess or obsolete properties or assets in the ordinary course of business; or (ii) pursuant to Contracts to which the Company is a party made available to Parent and in effect prior to the Agreement Date;

(i)            sell, assign, lease, license, transfer, pledge, encumber or otherwise dispose of, permit to lapse or abandon, or, in the case of Trade Secrets, disclose to any third party: (i) any Trade Secret included in any Intellectual Property owned by the Company; or (ii) any Intellectual Property owned by the Company;

(j)            (i) incur or modify the terms of (including by extending the maturity date thereof) any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing; or (ii) make any loans, advances or capital contributions to, or investments in, any other Person;

(k)           make or agree to make any capital expenditures;

(l)            commence any Proceeding or pay, discharge, settle, compromise or satisfy: (i) any pending or threatened claims, liabilities or obligations relating to a Proceeding (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any such payment, discharge, settlement, compromise or satisfaction of a claim solely for money damages in the ordinary course of business in an amount not to exceed $20,000 per payment, discharge, settlement, compromise or satisfaction or $20,000 in the aggregate for all such payments, discharges, settlements, compromises or satisfactions, provided such amounts are taken into account in the calculation of Closing Net Cash; or (ii) any litigation, arbitration, proceeding or dispute that relates to the Transactions (which shall be governed exclusively by Section 7.07 hereof);

(m)          make, change or revoke any material Tax election, change any material annual Tax accounting period or adopt or change any material method of Tax accounting, file any amended Tax Return, fail to timely file any material Tax Return required to be filed (taking into account extensions obtained in the ordinary course of business) or pay any material Tax that is due or payable, enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), settle or compromise any material Tax liability or refund, or consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes;

(n)           amend, cancel or terminate any insurance policy naming the Company or its subsidiaries as an insured, a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

(o)           adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

(p)           except in the ordinary course of business or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 6.01, enter into, terminate or modify in any respect, or expressly release any rights under, any Material Contract or any Contract that, if existing on the Agreement Date, would have been a Material Contract;

(q)           renew or enter into any agreement containing a non-compete, exclusivity, non-solicitation or similar clause that would restrict or limit, in any material respect, the operations of the Company or any of its subsidiaries; or

(r)            authorize, commit or agree to take any of the foregoing actions.

Section 6.02       No Solicitation.

(a)           The Company shall not, and the Company shall cause its directors and officers not to, and shall use its reasonable best efforts to cause its Representatives not to: (i) directly or indirectly solicit, initiate or knowingly encourage or knowingly facilitate (including by way of providing information) any Acquisition Inquiries, proposals or offers, or the making of any submission or announcement of any Acquisition Inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Company Takeover Proposal; or (ii) directly or indirectly engage in, enter into or participate in any discussions or negotiations with any Person regarding, furnish to any Person any information or afford access to the business, properties, assets, books or records of the Company to, or take any other action to assist or knowingly facilitate or knowingly encourage any effort by any Person, in each case, in connection with or in response to any Acquisition Inquiry, offer or proposal that constitutes, or would reasonably be expected to lead to, any Company Takeover Proposal other than, to refer the inquiring person to this Section 6.02 and to limit its communication exclusively to such referral or to clarify the terms thereof in writing. The Company shall, and shall cause its directors and officers to, and shall use its reasonable best efforts to cause its Representatives to, immediately: (i) cease all solicitations, discussions and negotiations regarding any Acquisition Inquiry, proposal or offer pending on the Agreement Date that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal; (ii) request the prompt return or destruction of all confidential information previously furnished to any Person within the last six (6) months for the purposes of evaluating a possible Company Takeover Proposal; and (iii) terminate access to any physical or electronic data rooms relating to a possible Company Takeover Proposal. Notwithstanding anything to the contrary contained in the foregoing or any other provision of this Agreement, at any time during the Pre-Closing Period, in response to a Company Takeover Proposal made after the Agreement Date that did not result from a material breach of this Section 6.02(a), in the event that the Company Board determines, in good faith, after consultation with outside counsel and an independent financial advisor, that such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Company Proposal (a “Qualifying Company Takeover Proposal”), the Company may (A) enter into an Acceptable Confidentiality Agreement with any Person or group of Persons making such Qualifying Company Takeover Proposal, (B) furnish information with respect to the Company to the Person or group of Persons making such Qualifying Company Takeover Proposal and its or their Representatives pursuant to an Acceptable Confidentiality Agreement so long as the Company concurrently or promptly thereafter provides Parent, in accordance with the terms of the Confidentiality Agreement, any material non-public information with respect to the Company furnished to such other Person or group of Persons that was not previously furnished to Parent and (C) participate in discussions or negotiations with such Person or group of Persons and its or their Representatives regarding such Qualifying Company Takeover Proposal (including soliciting the making of a revised Qualifying Company Takeover Proposal); provided that the Company may only take the actions described in clauses (A), (B) or (C) above if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take any such action would be inconsistent with its fiduciary duties under applicable Law. The Company shall not, and shall cause its Representatives not to, release any Person from, or waive, amend or modify any provision of, or grant permission under or fail to enforce, any standstill provision in any agreement to which the Company is a party; provided that, if the Company Board in good faith, after consultation with its outside counsel that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Company may waive any such standstill provision solely to the extent necessary to permit the applicable Person (if such Person has not been solicited in breach of this Section 6.02) to make, on a confidential basis to, a Company Takeover Proposal, conditioned upon such Person agreeing that the Company shall not be prohibited from providing any information to Parent (including regarding the material terms of any such Company Takeover Proposal) in accordance with, and otherwise complying with, this Section 6.02. Wherever the term “group” is used in this Section 6.02(a), it is used as defined in Rule 13d-5 under the Exchange Act.

(b)           Neither the Company Board nor any committee thereof shall: (i) (A) withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, or propose publicly to withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, or the Company Board Recommendation or resolve or agree to take any such action, (B) adopt, endorse, approve or recommend, or propose publicly to adopt, endorse, approve or recommend, any Company Takeover Proposal or resolve or agree to take any such action, (C) publicly make any recommendation in connection with a tender offer or exchange offer (other than the Offer) other than a recommendation against such offer or (D) fail to include the Company Board Recommendation in the Schedule 14D-9 when disseminated to the Company Stockholders (any action described in this clause (i) being referred to in this Agreement as an “Adverse Recommendation Change”; provided that the delivery of the Company Notice or decision to deliver the Company Notice shall not be an Adverse Recommendation Change); or (ii) approve or recommend, or publicly propose to approve or recommend, or authorize, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, merger agreement, joint venture agreement, partnership agreement or other agreement relating to or that would reasonably be expected to lead to, any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.02(a)), or resolve, agree or publicly propose to take any such action. Notwithstanding anything to contrary in the foregoing or any other provision of this Agreement: (x) the Company Board may, in response to an Intervening Event, take any of the actions specified in clause (A) or (D) of the definition of Adverse Recommendation Change (an “Intervening Event Adverse Recommendation Change”) if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; and (y) if the Company Board receives a Superior Company Proposal that did not result from a material breach of this Section 6.02, the Company may make an Adverse Recommendation Change, and may terminate this Agreement pursuant to Section 9.01(h) in order to enter into a definitive agreement with respect to the Superior Company Proposal; provided that, prior to so making an Intervening Event Adverse Recommendation Change or an Adverse Recommendation Change, or so terminating this Agreement pursuant to Section 9.01(h), (1) the Company Board shall have given Parent at least four (4) Business Days’ prior written notice (a “Company Notice”) of its intention to take such action and a description of the reasons for taking such action (which Company Notice, in respect of a Superior Company Proposal, shall specify the identity of the Person who made such Superior Company Proposal and subject to any restrictions pursuant to any confidentiality agreement in effect, the material terms and conditions of such Superior Company Proposal and attach the most current version of the relevant transaction agreement or, in respect of an Intervening Event, shall include a reasonably detailed description of the underlying facts giving rise to such action), (2) the Company shall have negotiated, and shall have caused its Representatives to negotiate, in good faith, with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement in such a manner that would eliminate the need for taking such action (and, in respect of a Superior Company Proposal, would cause such Superior Company Proposal to no longer constitute a Superior Company Proposal), (3) following the end of such notice period, the Company Board shall have considered in good faith any revisions to this Agreement irrevocably committed to in writing by Parent, and shall have determined in good faith, after consultation with outside counsel, that failure to effect such Adverse Recommendation Change or Intervening Event Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law and, with respect to a Superior Company Proposal, that such Superior Company Proposal continues to constitute a Superior Company Proposal and (4) in the event of any change to any of the financial terms (including the form and amount of consideration) of such Superior Company Proposal, or in the event of any material change in any event, occurrence or facts relating to such Intervening Event, the Company shall, in each case, deliver to Parent an additional Company Notice consistent with that described in clause (1) of this proviso and a renewed notice period under clause (1) of this proviso shall commence (except that the four (4)-Business Day notice period referred to in clause (1) of this proviso shall instead be equal to two (2) Business Days) during which time the Company shall be required to comply with the requirements of this Section 6.02(b) anew with respect to such additional Company Notice, including clauses (1) through (4) of this proviso.

(c)           Nothing contained in this Section 6.02 or elsewhere in this Agreement shall prohibit the Company from: (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders), including making any “stop, look and listen” communication to the stockholders of the Company; or (ii) making any disclosure to its stockholders if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties or applicable Law; provided that any such action that would otherwise constitute an Adverse Recommendation Change shall be made only in compliance with Section 6.02(b) (it being understood that: (A) any “stop, look and listen” letter or similar communication limited to the information described in Rule 14d-9(f) under the Exchange Act and (B) any disclosure of information to the Company Stockholders that describes the Company’s receipt of a Company Takeover Proposal and the operation of this Agreement with respect thereto and reaffirms the Company Board Recommendation shall not constitute an Adverse Recommendation Change).

(d)           Except to the extent the Company is prohibited from giving Parent such notice by any confidentiality agreement in effect as of the date hereof, in addition to the requirements set forth in paragraphs (a) and (b) of this Section 6.02, the Company shall, as promptly as reasonably practicable and in any event within one (1) Business Day after receipt thereof, advise Parent in writing of: (i) any Company Takeover Proposal or any request for information or Acquisition Inquiry, proposal or offer that the Company Board in good faith believes would reasonably be expected to lead to a Company Takeover Proposal; and (ii) the material terms and conditions of such Company Takeover Proposal or Acquisition Inquiry, proposal or offer (including, if applicable, copies of any written requests, proposals or offers, including proposed term sheets and agreements relating thereto, and any subsequent amendments or modifications thereto) and the identity of the Person making any such Company Takeover Proposal or Acquisition Inquiry, proposal or offer. Commencing upon the provision of any notice referred to in the previous sentence, the Company and its Representatives shall keep Parent informed on a reasonably prompt basis as to any material developments with respect to any such Company Takeover Proposal or Acquisition Inquiry, proposal or offer (and any subsequent material amendments or modifications thereto), and shall provide Parent with a copy of any written correspondence, documents or agreements delivered to or by the Company or its Representatives that contain any material amendments thereto or any material change to the scope or material terms or conditions thereof (or, if not delivered in writing, a summary of any such material amendments or material changes).

Article VII
ADDITIONAL AGREEMENTS

Section 7.01      Access to Information; Confidentiality. Except if prohibited by any applicable Law, the Company shall afford to Parent and to Parent’s Representatives, reasonable access during normal business hours (under the supervision of appropriate personnel and in a manner that does not unreasonably interfere with the normal operation of the business of the Company) during the period prior to the earlier of the Effective Time or the termination of this Agreement to its properties, books and records, Contracts and personnel, and, during such period, the Company shall furnish, as promptly as reasonably practicable, to Parent such information concerning its business, properties and personnel as Parent or Parent’s Representatives may reasonably request; provided that any such access shall be afforded and any such information shall be furnished at Parent’s expense. Notwithstanding the immediately preceding sentence, the Company shall not be required to afford access or furnish information to the extent: (i) such information is subject to the terms of a confidentiality agreement with a third party entered into prior to the Agreement Date; (ii) such information relates to the applicable portions of the minutes of the meetings of the Company Board (including any presentations or other materials prepared by or for the Company Board discussed (or is information otherwise related to) (A) the Transactions or any similar transaction involving the sale of the Company, or a material portion of its assets, to, the license of a material portion of the Company’s assets to, or combination of the Company with, any other Person, (B) any Company Takeover Proposal or (C) any Intervening Event; or (iii) the Company determines in good faith after consulting with counsel that affording such access or furnishing such information would jeopardize the attorney-client privilege of the Company, violate applicable Law or result in antitrust risk for the Company; provided that the Company will use its reasonable efforts to obtain any required consents for the disclosure of such information and take such other reasonable action (including entering into a joint defense agreement or similar arrangement to avoid loss of attorney-client privilege) with respect to such information as is necessary to permit disclosure to Parent without jeopardizing such attorney-client privilege or violating applicable Law, as applicable. All information exchanged pursuant to this Section 7.01 shall be subject to the confidentiality letter agreement dated April 29, 2025 between the Company and Tang Capital Management, LLC, the sole manager of Parent and the general partner of Guarantor, as amended (the “Confidentiality Agreement”).

Section 7.02       Reasonable Best Efforts; Notification; Regulatory Filings. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall, and shall cause their respective subsidiaries to, use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable and in any event prior to the Outside Date, the Offer, the Merger and the other Transactions, including: (i) causing each of the Offer Conditions and each of the conditions to the Merger set forth in Article VIII to be satisfied, in each case as promptly as reasonably practicable after the Agreement Date; (ii) the obtaining of all necessary or advisable actions or non-actions, waivers and consents from, the making of all necessary registrations, declarations and filings with, and the taking of all reasonable steps as may be necessary to avoid a Proceeding by, any Governmental Entity with respect to this Agreement or the Transactions; (iii) the defending or contesting of any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In addition and without limiting the foregoing, the Company, the Company Board shall (A) take all action necessary to ensure that no restrictions on business combinations of any Takeover Law or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (B) if the restrictions on business combinations of any Takeover Law or similar statute or regulation becomes applicable to any Transaction or this Agreement, use its reasonable best efforts to take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions and this Agreement.

Section 7.03       Indemnification.

(a)           All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights to advancement of expenses) now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the Agreement Date, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company or its predecessors (each, an “Indemnified Party”) as provided in the Company Charter, the Company Bylaws or any indemnification agreement between such Indemnified Party and the Company that is in effect as of the Agreement Date and that has been made available to Parent: (i) shall be assumed by the Surviving Corporation, without further action, at the Effective Time; (ii) shall survive the Merger; (iii) shall continue in full force and effect in accordance with their terms with respect to any claims against any such Indemnified Party arising out of such acts or omissions; and (iv) for a period of six (6) years following the Effective Time, shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party. Parent shall ensure that the Surviving Corporation shall be bound thereby to the fullest extent available under the DGCL or other applicable Law for a period of six (6) years from the Effective Time, and any claim made pursuant to such rights within such six year period shall continue to be subject to this Section 7.03(a) and the rights provided under this Section 7.03(a) until full and final disposition of such claim. Parent shall cause the Surviving Corporation to perform its obligations under this Section 7.03(a).

(b)           Without limiting Section 7.03(a) or any rights of any Indemnified Party pursuant to any indemnification agreement that has been made available to Parent, from and after the Offer Closing Time, in the event of any threatened or actual Proceeding, whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to: (i) the fact that an Indemnified Party is or was a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any of its former subsidiaries or any of their respective predecessors; or (ii) this Agreement or any of the Transactions, whether in any case asserted or arising before or after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any Proceeding to each Indemnified Party to the fullest extent permitted by applicable Law upon receipt of any undertaking required by applicable Law, provided however any such undertaking shall be unsecured and made without reference to the Indemnified Party’s ability to repay such advances or ultimate entitlement to indemnification, and no other form of undertaking shall be required), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Proceeding. Parent and the Surviving Corporation shall cooperate with an Indemnified Party in the defense of any matter for which such Indemnified Party could seek indemnification hereunder; provided, that Parent and the Surviving Corporation shall be entitled to assume the defense and appoint lead counsel for such defense, except an Indemnified Party shall be entitled to handle the defense of any matter: (i) as provided in an indemnification agreement set forth in the Company Disclosure Letter or (ii) with respect to any threatened or actual Proceeding in existence as of the Agreement Date. The Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any threatened or actual Proceeding for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents in advance in writing to such settlement, compromise or consent. The Surviving Corporation’s obligations under this Section 7.03(b) shall continue in full force and effect for the period beginning upon the Offer Closing Time and ending six (6) years from the Effective Time; provided that all rights to indemnification in respect of any Proceeding asserted or made within such period shall continue until the final disposition of such Proceeding. Parent shall cause the Surviving Corporation to perform its obligations under this Section 7.03(b).

(c)           At or prior to the Effective Time, the Company shall obtain and fully pay the premium for “tail” directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with this Agreement or any of the Transactions) for the period beginning upon the Offer Closing Time and ending six (6) years from the Effective Time (the “D&O Tail Policies”), covering each Indemnified Party and containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are in the aggregate, no less favorable to any Indemnified Party than those of the Company’s directors’ and officers’ liability insurance policies in effect on the Agreement Date (the “Existing D&O Policies”); provided that the maximum aggregate annual premium for such “tail” insurance policies shall not exceed 200% of the aggregate annual premium payable by the Company for coverage pursuant to its most recent renewal under the Existing D&O Policies (the “Maximum Amount”) and the full cost of such “tail” insurance policies shall be included as Transaction Expenses. If such “tail” insurance policies have been obtained by the Company, Parent shall cause such “tail” insurance policies to be maintained in full force and effect, for their full term, and cause all obligations thereunder to be honored by it and the Surviving Corporation. In the event the Company does not obtain such “tail” insurance policies, then, for the period beginning upon the Offer Closing Time and ending six (6) years from the Effective Time, Parent shall either purchase such six (6) year “tail” insurance policies or Parent shall maintain in effect the Existing D&O Policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) for a period of six (6) years from the Effective Time; provided that neither Parent nor the Surviving Corporation shall be required to pay an aggregate annual premium for such insurance policies in excess of the Maximum Amount; provided, further, that if the annual premium of such insurance coverage exceeds such Maximum Amount, Parent or the Surviving Corporation shall be obligated to obtain the maximum amount of coverage available for the Maximum Amount.

(d)           In the event that: (i) Parent or the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or a substantial portion of their respective properties or other assets to any Person; or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 7.03.

(e)           From and after the Offer Closing Time, the obligations of Parent and the Surviving Corporation under this Section 7.03 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 7.03 applies without the consent of such affected Indemnified Party. The provisions of this Section 7.03 are, from and after the Offer Closing Time, intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, their heirs and their representatives, and are in addition to, and not in substitution for, any other rights to which each Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. From and after the Effective Time, Parent shall use commercially reasonable efforts to ensure the prompt payment of the obligations of the Surviving Corporation and its subsidiaries under this Section 7.03.

(f)            Parent shall pay all reasonable and documented expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 7.03 to the fullest extent available under the DGCL or other applicable Law.

Section 7.04       Fees and Expenses. Except as set forth in Section 7.03, Section 7.06 and Section 9.03, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

Section 7.05       Public Announcements. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon (with such comments to be considered in good faith), any press release or other public statements with respect to the Offer, the Merger and the other Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national or foreign securities exchange; provided that the restrictions set forth in this Section 7.05 shall not apply to any release, announcement or disclosure made or proposed to be made by the Company with respect to a Company Takeover Proposal, Superior Company Proposal, Intervening Event, Adverse Recommendation Change or Intervening Event Adverse Recommendation Change that does not violate Section 6.02. The parties hereto agree that any press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties hereto.

Section 7.06      Transfer Taxes. Except as provided in Section 3.09(b), all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) imposed on the Transactions shall be paid by Parent or Merger Sub when due, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

Section 7.07       Stockholder Litigation. During the Pre-Closing Period, the Company shall provide Parent an opportunity to review and to propose comments to all material filings or responses to be made by the Company in connection with any Proceedings commenced, or to the knowledge of the Company, threatened in writing, by or on behalf of one or more stockholders of the Company, against the Company and its directors relating to any Transaction, and the Company shall give reasonable and good faith consideration to any comments proposed by Parent. In no event shall the Company enter into, agree to or disclose any settlement with respect to such Proceedings without Parent’s consent, such consent not to be unreasonably withheld, delayed or conditioned. The Company shall notify Parent promptly of the commencement or written threat of any Proceedings of which it has received notice or become aware and shall keep Parent promptly and reasonably informed regarding any such Proceedings.

Section 7.08       Rule 14d-10 Matters. Prior to the scheduled expiration of the Offer, the Company (acting through the Company Board and the compensation committee of the Company Board) shall use reasonable best efforts to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or other employee benefit arrangement that has been, or after the Agreement Date will be, entered into by the Company with current or future directors, officers or employees of the Company.

Section 7.09       Rule 16b-3 Matters. Prior to the Effective Time, Parent shall, and the Company may, take all steps as may be required to cause any dispositions or cancellations or deemed dispositions or cancellations of Company equity securities (including derivative securities) in connection with this Agreement or the Transactions by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

Section 7.10       Merger Sub and Surviving Corporation Compliance. Parent shall cause Merger Sub or the Surviving Corporation, as applicable, to comply with all of its respective obligations under this Agreement and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

Section 7.11       Stock Exchange De-listing. The Surviving Corporation shall cause the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time and in any event no more than ten (10) days after the Merger Closing Date.

Section 7.12       No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations, subject to the provisions in Section 6.01.

Section 7.13       Anti-Takeover Provisions. Each of Parent and the Company and the Company Board (and any committee empowered to take such action, if applicable) will: (i) take all actions within their power to ensure that no Takeover Law is or becomes applicable to this Agreement, the Offer, Offer Documents, the Merger or any of the transactions contemplated by this Agreement; and (ii) if any Takeover Law becomes applicable to this Agreement, the Offer, Offer Documents, the Merger or any of the transactions contemplated by this Agreement, take all action within their power to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other transactions contemplated by this Agreement.

Section 7.14       FIRPTA Certificate. At the Merger Closing, the Company shall deliver to Parent a certificate pursuant to Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), in each case, in form and substance reasonably acceptable to Parent.

Section 7.15       Efforts; Regulatory Filings. Parent and the Company shall, and shall cause its Affiliates to, take any and all steps reasonably necessary to obtain any required approvals, consents or clearances from, and avoid or eliminate each and every impediment under any Law that may be asserted by, any governmental body or any other Person so as to enable the parties hereto to expeditiously close the Merger.

Section 7.16       Information Agent(a)          . Not less than three (3) Business Days before the commencement of the Offer, Parent shall select an information agent reasonably acceptable to the Company in connection with the Offer for the purpose of answering any questions or requests for assistance in connection with the Offer (the “Information Agent”), and such fees and costs shall be borne by Parent.

Article VIII
CONDITIONS PRECEDENT TO THE MERGER

Section 8.01      Conditions to Each Party’s Obligation. The respective obligation of each party hereto to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

(a)           No Legal Restraints. No Judgment issued, or other legal restraint or prohibition imposed, in each case, by any Governmental Entity of competent jurisdiction, or Law, in each case, (collectively, “Legal Restraints”) preventing or prohibiting the consummation of the Merger shall be in effect.

(b)           Consummation of the Offer. Merger Sub shall have accepted for payment all shares of the Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer.

Section 8.02       Frustration of Closing Conditions. No party may rely on the failure of any Offer Condition or any condition set forth in Section 8.01 to be satisfied if such failure was caused by the failure of such party to perform any of its obligations under this Agreement.

Article IX
TERMINATION, AMENDMENT AND WAIVER

Section 9.01      Termination. This Agreement may be terminated at any time prior to the Offer Closing Time, notwithstanding adoption of this Agreement by Parent as sole stockholder of Merger Sub:

(a)           by mutual written consent of Parent, Merger Sub and the Company (in the case of the Company, upon approval of the Board);

(b)           by either Parent or the Company (in the case of the Company, upon approval of the Board):

(i)            if (A) the Offer Closing Time shall not have occurred on or before 11:59 p.m. Eastern Time on September 6, 2025 (the “Outside Date”) or (B) the Offer shall have expired or been terminated in accordance with its terms and in accordance with this Agreement without Merger Sub having purchased any shares of the Company Common Stock pursuant thereto; provided that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any party hereto if the failure of the Offer Closing Time to occur on or before the Outside Date (in the case of the foregoing clause (A)) or the failure of Merger Sub to purchase any shares of the Company Common Stock pursuant to the Offer (in the case of the foregoing clause (B)) is primarily due to a material breach of this Agreement by such party; or

(ii)           if any Legal Restraint permanently preventing or prohibiting the consummation of the Offer or the Merger shall be in effect and shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall not be available to any party hereto if such Legal Restraint is primarily due to such party’s failure to comply in all material respects with its obligations under Section 7.02 in respect of any such Legal Restraint;

(c)           by Parent, if the Company breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform individually or in the aggregate with all such other breaches or failures to perform: (i) would result in the failure of an Offer Condition; and (ii) cannot be or has not been cured prior to the earlier of (x) 30 days after the giving of written notice to the Company of such breach or failure to perform and (y) the Outside Date; provided that Parent and Merger Sub are not then in material breach of this Agreement;

(d)           by Parent if an Adverse Recommendation Change has occurred;

(e)           by Parent if a failure of the condition set forth in clause (vi) of Exhibit A has occurred;

(f)            by the Company, if: (i) Merger Sub fails to commence the Offer in violation of Section 2.01 (other than due to a violation by the Company of its obligations under Section 2.02); (ii) Merger Sub shall have terminated the Offer prior to its expiration date (as such expiration date may be extended in accordance with Section 2.01(a)), other than in accordance with this Agreement; or (iii) all of the Offer Conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the time Merger Sub consummates the Offer, but subject to such conditions being able to be satisfied or waived) as of immediately prior to the expiration of the Offer and the Offer Closing Time shall not have occurred within five (5) Business Days following the expiration of the Offer;

(g)           by the Company, if Parent or Merger Sub breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform: (i) had or would reasonably be expected to, individually or in the aggregate with all such other breaches or failures to perform, result in a Parent Material Adverse Effect; and (ii) cannot be or has not been cured prior to the earlier of (x) thirty (30) days after the giving of written notice to Parent or Merger Sub of such breach or failure to perform and (y) the Outside Date; provided that the Company is not then in material breach of this Agreement; or

(h)           by the Company, if: (i) the Company Board authorizes the Company to enter into a definitive written agreement constituting a Superior Company Proposal; (ii) the Company Board have complied in all material respects with their obligations under Section 6.02(b) in respect of such Superior Company Proposal; and (iii) the Company has paid, or simultaneously with the termination of this Agreement pays, the Company Termination Fee.

The party hereto desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give written notice of such termination to each other party hereto and specify the applicable provision or provisions hereof pursuant to which such termination is being effected.

Section 9.02       Effect of Termination. Except in the event of fraud or Willful Breach, in the event of termination of this Agreement by either the Company or Parent as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or Merger Sub, on the one hand, or the Company, on the other hand, the last sentence of Section 7.01, this Section 9.02, Section 9.03 and Article X, and any definitions contained in this Agreement and referred to but not contained in any such provisions, which provisions and definitions shall survive such termination. Without limiting the generality of the foregoing, Parent and Merger Sub acknowledge and agree that any failure of Parent or Merger Sub to satisfy its obligations to irrevocably accept for payment or pay for the shares of the Company Common Stock following satisfaction of the Offer Conditions, and any failure of Parent to cause the Merger to be effective following the satisfaction of the conditions set forth in Article VIII, will be deemed to constitute a Willful Breach of a covenant of this Agreement. In the event of any termination of this Agreement resulting from a party’s fraud or Willful Breach by a party hereto of any representation, warranty or covenant set forth in this Agreement, in which case such party shall be liable for each other party’s costs and expenses incurred in connection with enforcing this Agreement by legal action against the first party for such Willful Breach to the extent such enforcement actions results in a judgment against the first party (collectively “Enforcement Costs”). In the event of any termination of this Agreement as a result of a Willful Breach for which equitable relief has been sought by the non-breaching party pursuant to this Agreement, and determined by a court of competent jurisdiction not to be available, in determining damages the court may (but is not required to) grant damages on behalf of the Company Stockholders to the Company (in the case of a Willful Breach by Parent) or of Parent (in the case of a Willful Breach by the Company), in each case to the extent proven and awarded by a court of competent jurisdiction.

Section 9.03      Termination Fees.

(a)           The Company shall pay to Parent a fee of $1,200,000 (the “Company Termination Fee”) if:

(i)            the Company terminates this Agreement pursuant to Section 9.01(h);

(ii)           Parent terminates this Agreement pursuant to Section 9.01(d);

(iii)          (A) after the Agreement Date, a bona fide Company Takeover Proposal is publicly proposed or announced or shall have become publicly known or otherwise communicated to management of the Company or the Company Board, and such Company Takeover Proposal is not publicly withdrawn or, if not publicly proposed or announced, communicated to the Company Board or management has been withdrawn: (x) in the case of this Agreement being subsequently terminated pursuant to Section 9.01(b)(i), prior to the date that is four (4) Business Days prior to the final expiration date of the Offer; or (y) in the case of this Agreement being subsequently terminated pursuant to Section 9.01(c), prior to the time of the breach giving rise to such termination, (B) this Agreement is terminated by: (x) either Parent or the Company pursuant to Section 9.01(b)(i) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso in Section 9.01(b)(i)); or (y) Parent pursuant to Section 9.01(c) as a result of a breach by the Company of a covenant in this Agreement, and (C) within twelve (12) months after such termination, the Company consummates any Company Takeover Proposal or the Company enters into a definitive agreement with respect to any Company Takeover Proposal that is subsequently consummated.

For purposes of this Section 9.03(a), the term “Company Takeover Proposal” shall have the meaning set forth in the definition of Company Takeover Proposal contained in Section 1.01 except that all references to 20% shall be deemed references to 50%. Any fee due under this Section 9.03(a) shall be paid by wire transfer of same-day funds to an account designated by Parent, (1) in the case of clause (i), prior to or simultaneously with such termination of this Agreement, (2) in the case of clause (ii), within two (2) Business Days after the date of such termination of this Agreement and (3) in the case of clause (iii), within two (2) Business Days after the consummation of such a transaction. The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Company Termination Fee or the Expense Reimbursement Payment on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(b)           The Company shall pay to Parent an expense reimbursement payment equal to the reasonable and documented out-of-pocket fees and expenses incurred by or on behalf of Parent or its Affiliates in connection with the transactions contemplated by this Agreement and the CVR Agreement up to a maximum of $500,000 (the “Expense Reimbursement Payment”) if Parent terminates this Agreement pursuant to Section 9.01(e)

(c)           Acceptance by Parent of the Company Termination Fee due under Section 9.03(a)(i) shall constitute acceptance by Parent of the validity of any termination of this Agreement under Section 9.01(h). In the event the Company Termination Fee or the Expense Reimbursement Payment described in this Section 9.03 is paid to Parent in accordance with Section 9.03(a) or Section 9.03(b), such Company Termination Fee or Expense Reimbursement Payment shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent or Merger Sub and constitute their sole and exclusive remedy of Parent and Merger Sub against the Company and its current, former or future stockholders and Representatives for any loss suffered as a result of the failure of the Transactions to be consummated, and none of the Company and its current, former or future stockholders or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided that nothing contained in this Agreement shall relieve any party hereto from liability for any Willful Breach of this Agreement. If the Company fails to pay in a timely manner the Company Termination Fee or the Expense Reimbursement Payment due pursuant to Section 9.03(a) or Section 9.03(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment for the Company Termination Fee or the Expense Reimbursement Payment, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the Company Termination Fee or the Expense Reimbursement Payment (as applicable) at the prime rate of Citibank, N.A. in effect from time to time from the date such payment was required to be made hereunder through the date such payment was actually received.

(d)           Each of the parties hereto acknowledges that the agreements contained in this Section 9.03 are an integral part of the Transactions and that, without these agreements, the parties hereto would not enter into this Agreement.

Section 9.04      Amendment; Extension; Waiver.

(a)           This Agreement may be amended by the parties hereto at any time prior to the Offer Closing Time. At any time prior to the Offer Closing Time, the parties hereto may: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (iii) waive compliance with any of the agreements or conditions contained in this Agreement (subject to Section 2.01). This Agreement may not be amended or supplemented after the Offer Closing Time.

(b)           This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver with respect to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 9.05       Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.01 or an amendment of this Agreement or an extension or waiver with respect to this Agreement pursuant to Section 9.04 shall, in order to be effective, require, in the case of Parent or Merger Sub, action by its Board of Directors, and in the case of the Company, action by the Company Board. Termination of this Agreement pursuant to Section 9.01 shall not require the approval of the stockholders of the Company or Parent as sole stockholder of Merger Sub.

Article X
GENERAL PROVISIONS

Section 10.01    Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.01 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Effective Time. The Confidentiality Agreement shall: (i) survive termination of this Agreement in accordance with its terms; and (ii) terminate as of the Effective Time.

Section 10.02    Notices. Any notice, request, or demand desired or required to be given hereunder will be in writing and will be given by email delivery, addressed as respectively set forth below or to such other email address as any party hereto will have previously designated by such a notice. The effective date of any notice, request, or demand will be the date on which the email is sent (provided that the sender of such email does not receive a written notification of delivery failure).

(a)           if to Parent or Merger Sub, to

Concentra Biosciences, LLC,

4747 Executive Dr. Suite 210
San Diego, California 92121
Attention: Kevin Tang
Email: [***]

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
One Embarcadero Center, 26th Floor
San Francisco, California 94111
Attention: Ryan A. Murr
Email: rmurr@gibsondunn.com

(b)           if to the Company, to

Elevation Oncology, Inc.

101 Federal Street, Suite 1900

Boston, Massachusetts 02110

Attention: Tammy Furlong
Email: [***]

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

401 Union Street

Seattle Washington 98101

Attention: Robert Freedman; Ryan Mitteness; David K. Michaels

Email: RFreedman@fenwick.com; RMitteness@fenwick.com;

DMichaels@fenwick.com

Section 10.03     Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

Section 10.04    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission (e.g., DocuSign or Adobe Sign) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.05     Entire Agreement; Third-Party Beneficiaries; No Other Representations or Warranties.

(a)           This Agreement (including all Exhibits, Annexes and Schedules, including the Company Disclosure Letter, attached to this Agreement), the CVR Agreement (including all Exhibits, Annexes or Schedules thereto), the Support Agreements (including all Exhibits, Annexes or Schedules thereto), the Confidentiality Agreement and the Guaranty: (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter of this Agreement and the Confidentiality Agreement; and (ii) except for Section 7.03, are not intended to confer upon any Person other than the parties hereto any rights or remedies. Notwithstanding clause (ii) of the immediately preceding sentence, following the Effective Time the provisions of Article III shall be enforceable by holders of Certificates and holders of Book-Entry Shares solely to the extent necessary to receive the Merger Consideration to which such holders are entitled to thereunder, and the provisions of Section 3.10 shall be enforceable by holders of awards under the Company Stock Plans.

(b)           Except for the representations and warranties contained in Article IV, each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and neither Parent nor Merger Sub is relying on, any other express or implied representation or warranty with respect to the Company or with respect to any other information made available to Parent or Merger Sub in connection with the Transactions (including with respect to the accuracy or completeness thereof). In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plans and cost-related plan information, regarding the Company’s business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that neither Parent nor Merger Sub has relied upon the Company or its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives, or any other Person, with respect thereto. Accordingly, each of Parent and Merger Sub hereby acknowledge that neither the Company nor its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives, nor any other Person, has made or is making any representation or warranty or has or shall have any liability (whether pursuant to this Agreement, in tort or otherwise) with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), except as expressly set forth in Article IV.

(c)           Except for the representations and warranties contained in Article V, the Company acknowledges that none of Parent, Merger Sub and any other Person on behalf of Parent or Merger Sub makes, and the Company is not relying on, any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information made available to the Company in connection with the Transactions (including with respect to the accuracy or completeness thereof).

Section 10.06     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 10.07     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto; provided that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement; provided, further, that any such assignment shall not take place after the commencement of the Offer and shall not otherwise materially impede or delay the consummation of the Transactions or otherwise materially impede the rights of the Company Stockholders under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

Section 10.08     Specific Enforcement; Jurisdiction.

(a)           The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in Section 10.08(b), without proof of damages or otherwise (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The right to specific enforcement shall include the right of the Company to cause Parent and Merger Sub to cause the Offer, the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties hereto acknowledges and agrees that the right of specific enforcement is an integral part of the Transactions and without such right, none of the parties hereto would have entered into this Agreement. If, prior to any termination of this Agreement or the Outside Date, any party hereto brings any Proceeding, in each case, in accordance with Section 10.08(b), to enforce specifically the performance of the terms and provisions hereof by any other party hereto, the Outside Date shall automatically be extended by: (i) the amount of time during which such Proceeding is pending, plus twenty (20) Business Days; or (ii) such other time period established by the court presiding over such Proceeding, as the case may be.

(b)           Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the U.S. District Court for the State of Delaware, for the purpose of any Proceeding arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims with respect to such Proceeding may be heard and determined exclusively in the Delaware Court of Chancery or, solely if the Delaware Court of Chancery does not have subject matter jurisdiction thereof, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of the parties hereto: (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any federal court sitting in the State of Delaware in the event any Proceeding arises out of this Agreement, the Offer, the Merger or any of the other Transactions; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iii) irrevocably consents to the service of process in any Proceeding arising out of or relating to this Agreement, the Offer, the Merger or any of the other Transactions, on behalf of itself or its property, by U.S. registered mail to such party’s respective address set forth in Section 10.02 (provided that nothing in this Section 10.08(b) shall affect the right of any party hereto to serve legal process in any other manner permitted by Law); and (iv) agrees that it will not bring any Proceeding relating to this Agreement, the Offer, the Merger or any of the other Transactions in any court other than the Delaware Court of Chancery (or, solely if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any federal court sitting in the State of Delaware). The parties hereto agree that a final trial court judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

Section 10.09     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF THIS AGREEMENT, THE OFFER, THE MERGER OR ANY OF THE OTHER TRANSACTIONS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 10.09.

Section 10.10     Remedies. Except as otherwise provided in this Agreement, the rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by applicable Law, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

Section 10.11     Cooperation. The parties hereto agree to provide reasonable cooperation with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such actions as may be reasonably requested by the other parties hereto to evidence or effect the Transactions and to carry out the intent and purposes of this Agreement.

Section 10.12     Parent Guarantee. Parent agrees to take all action necessary to cause the Merger Sub or the Surviving Corporation, as applicable, and, during the period between the Offer Closing Time and the Effective Time, to perform all of its agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by the Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement including the payment of the Offer Price payable to Company Stockholders and the obligations to the Indemnified Parties and shall be liable for any breach of any representation, warranty, covenant or obligation of the Merger Sub or the Surviving Corporation, as applicable, under this Agreement. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all defenses and demands whatsoever in connection with the performance of its obligations set forth in this Section 10.12. Parent shall not have any right of subrogation, reimbursement or indemnity whatsoever, nor any right of recourse to security for any of the agreements, covenants and obligations of Merger Sub or the Surviving Corporation under this Agreement.

[Remainder of Page Intentionally Blank; Signature Pages Follow]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

Concentra Biosciences, LLC, as Parent

By:	/s/ Kevin Tang
Name:	Kevin Tang
Title:	Chief Executive Officer

Concentra Merger Sub VI, Inc., as Merger Sub

By:	/s/ Kevin Tang
Name:	Kevin Tang
Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

Elevation Oncology, Inc., as Company

By:	/s/ Joseph Ferra
Name:	Joseph Ferra
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

Offer Conditions

Notwithstanding any other term of the Offer or the Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of the Company Common Stock promptly after the termination or withdrawal of the Offer), pay for any shares of the Company Common Stock tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) unless there shall have been validly tendered in the Offer (and not properly withdrawn) prior to the expiration of the Offer that number of shares of the Company Common Stock (excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository,” as such terms are defined by Section 251(h) of the DGCL) that, when considered together with all other shares of the Company Common Stock (if any) owned by Merger Sub and its “affiliates” (as defined in Section 251(h)(6)(a) of the DGCL, including Parent), represent at least one share of Company Common Stock more than 50% of the number of Company Common Stock that are then issued and outstanding as of the expiration of the Offer (such condition, the “Minimum Tender Condition”).

Furthermore, notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject as aforesaid, to pay for any shares of the Company Common Stock not theretofore accepted for payment or paid for if, at the then-scheduled expiration of the Offer, any of the following conditions exists:

(i)            there shall be any Legal Restraint in effect preventing or prohibiting the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or CVR Agreement;

(ii)           (A) any representation or warranty of the Company set forth in Article IV (other than those set forth in Section 4.01 (Organization, Standing and Power) (but only with respect to the first and second sentences thereof), Section 4.02 (Capital Structure), Section 4.04 (Authority; Execution and Delivery; Enforceability), Section 4.05(a)(i) (No Conflicts), Section 4.08(a) (No Material Adverse Effect), Section 4.20 (Brokers and Other Advisors), Section 4.22 (Opinion of Financial Advisors) and Section 4.23 (No Vote Required)) shall not be true and correct as of the Agreement Date and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), other than for such failures to be true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”), (B) any representation or warranty of the Company set forth in Section 4.01 (Organization, Standing and Power) (but only with respect to the first and second sentences thereof), Section 4.02(a), (b), (c), (d), (e), (f) and (g) (Capital Structure), Section 4.04 (Authority; Execution and Delivery; Enforceability), Section 4.05(a)(i) (No Conflicts), Section 4.20 (Brokers and other Advisors), Section 4.22 (Opinion of Financial Advisors), Section 4.23 (No Vote Required), and the Closing Net Cash Schedule shall not be true and correct in all material respects as of the Agreement Date and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), (C) any representation or warranty of the Company set forth in Section 4.02(a) (Capital Structure) shall not be true and correct other than in de minimis respects at and as of such time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date) and (D) any representation or warranty of the Company set forth in Section 4.08(a) (No Material Adverse Effect) shall not be true and correct in all respects as of such time;

A-1

(iii)          the Company shall have failed to perform in all material respects the obligations to be performed by it as of such time under this Agreement, including without limitation the Company’s obligations under Section 6.02;

(iv)          Parent shall have failed to receive from the Company a certificate, dated as of the date on which the Offer expires and signed by an executive officer of the Company, certifying to the effect that the Offer Conditions set forth in clauses (ii) and (iii) have been satisfied as of immediately prior to the expiration of the Offer;

(v)          this Agreement shall have been validly terminated in accordance with its terms (the “Termination Condition”); or

(vi)          the Closing Net Cash as finally determined pursuant to Section 2.01(d) is less than $26,449,000.

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate or modify the Offer in accordance with the terms and conditions of this Agreement.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC, may be waived by Parent and Merger Sub in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition and the Termination Condition, which may not be waived by Parent or Merger Sub). The failure by Parent, Merger Sub or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

A-2

EXHIBIT B

Certificate of Incorporation of the Surviving Corporation

(Attached)

B-1

EXHIBIT C

Bylaws of the Surviving Corporation

(Attached)

C-1

EXHIBIT D

Form of Contingent Value Rights Agreement

(Attached)

D-1

EXHIBIT E

Form of Tender and Support Agreement

(Attached)

E-1